Exhibit 10.3
Mortgage Loan No.: 214131
LOAN AGREEMENT
between
RPT THE GLENN, LLC,
as Borrower
and
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
as Lender
Dated as of November 19, 2021
Relating to Property Located at:

9300 East Mineral Avenue
Centennial, Colorado 80112

TABLE OF CONTENTS
i

ii

LIST OF EXHIBITS
EXHIBIT A    -    LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B    -    OPERATING AGREEMENTS
EXHIBIT C    -    EASEMENT AGREEMENTS

iii

LOAN AGREEMENT
THIS LOAN AGREEMENT (this "Agreement") is entered into as of November 19, 2021 by and between RPT THE GLENN, LLC, a Delaware limited liability company ("Borrower"), and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation ("Lender").
RECITALS:
A.    Borrower owns certain property and related land legally described in Exhibit A and the Improvements located thereon and has applied to Lender for a loan in a principal amount of SIXTY-SIX MILLION AND 00/100 DOLLARS ($66,000,000.00) which shall be secured, in part, by all such assets.
B.    Lender desires to make the Loan to Borrower upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the terms and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed to, the parties agree to be bound as follows:
ARTICLE 1.
CERTAIN DEFINITIONS
Section 1.1Certain Definitions. As used in this Agreement, the following terms shall mean:
"Acceleration Event" is defined in Section 2.5(c).
"Acceptable Lease" means each Lease that (a) has not been amended (unless such amendment has been approved by Lender or does not require Lender's approval hereunder) and (b) is either in effect on the date hereof, does not require Lender's approval hereunder, or has been approved by Lender.
"ACH" is defined in Section 2.7(a).
"Administrative Agent" means Barings LLC or any successor pursuant to Article 13.
"Advances" means, other than Loan proceeds, all amounts of money advanced or paid and all costs and expenses incurred by Administrative Agent or Lender, as provided in this Agreement or in any other Loan Document, upon failure of Borrower to pay or perform any obligation or covenant contained herein or in such other Loan Document.
"Affiliate" means any Person Controlled by, in Control of or under common Control with any other Person.
"Agreement" means this Loan Agreement, as amended from time to time.
"Anti-Money Laundering Laws" means the USA Patriot Act of 2001, as amended, the Bank Secrecy Act, as amended, Executive Order 13324 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended, and other federal laws and regulations and executive orders administered by OFAC which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs), and such additional laws and programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any of the OFAC lists.
"Application" means the Application for Real Estate Mortgage Loan dated as of October 26, 2021, submitted by or on behalf of Borrower to Lender for the Loan.
"Appurtenances" is defined in the Granting Clauses of the Mortgage.
"Assignment of Leases and Rents" means the Assignment of Leases and Rents from Borrower to Lender of even date herewith, as it may be amended, modified, consolidated or extended from time to time.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bankruptcy Proceeding" means any proceeding, action, petition or filing under the Federal Bankruptcy Code or any similar state or federal law now or hereafter in effect relating to bankruptcy, reorganization or insolvency, or the arrangement or adjustment of debts.
"Borrower" is defined in the introductory paragraph on page one of this Agreement, and also includes any subsequent owner of the Mortgaged Property and its or their respective permitted successors and assigns.
"Borrower's Knowledge" means the actual knowledge of the individuals that are best positioned to make the representations and warranties contained herein, without any duty of inquiry or investigation, and without any personal liability to such individuals.
"Business Day" means any day other than a Saturday, Sunday or other day on which national banks in the State are not open for business.
"Closed Period Prepayment Premium" is defined in Section 2.5(c).
"Closed Prepayment Date" is defined in Section 2.5(a).
"Closing Date" means the date that the Loan (or the initial portion thereof) is advanced to Borrower.
"Collateral" is defined in the Granting Clauses of the Mortgage.
"Collusive Insolvency" is defined in Section 11.1(c)(viii).

"Contract Rate" is defined in Section 2.2(a).
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlling" or "Controlled" have meanings correlative to the foregoing.
"Conveyance" is defined in Section 8.1.
"Costs" is defined in Section 12.24.
"Cure Notice" is defined in Section 9.1(c).
"Debt Service" means the sum of the monthly installments of interest under the Loan for the applicable number of months for which the Debt Service is being calculated.
"Debt Service Coverage Ratio" means, as of the date such calculation is made, the ratio, as determined by Lender in its reasonable discretion, of (a) Net Operating Income from the Mortgaged Property for the immediately succeeding twelve (12) month period of time to (b) Debt Service for the same measured period of time.
"Debt Yield" means the Net Operating Income for the immediately succeeding 12-month period of time expressed as a percentage of the then outstanding principal balance of the Loan.
"Default Rate" is defined in Section 2.2(c).
"Deficiency Amount" is defined in Section 3.2(d)(iv).
"Division" means, with respect to any Person which is an entity, the division of such Person into two (2) or more separate such Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other Legal Requirement with respect to any corporation, limited liability company, partnership or other entity. The word "Divide" when capitalized shall have a correlative meaning.
"Dollars" and "$" means lawful money of the United States of America.
"Easement Agreements" is defined in Section 6.3(b).
"Easements" is defined in Section 6.3(b).
"EEA Financial Institution" means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (z) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area.
"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Environmental Indemnification Agreement" means the Environmental Indemnification Agreement of even date herewith executed by Borrower in favor of Lender and the Lender Parties and Administrative Agent, as applicable, as amended from time to time.
"Equipment" is defined in the Granting Clauses of the Mortgage.
"ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
"ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the IRS Code, of which Borrower is a member, and (b) solely for purposes of potential liability or any lien arising under Section 302 of ERISA and Section 412 of the IRS Code, described in Section 414(m) or (o) of the IRS Code, of which Borrower is a member.
"Escrow Agent" means the financial institution designated by Lender from time to time, to hold any reserve accounts hereunder (e.g., tax reserve account), which account(s) shall be under the complete control of Lender.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Event of Default" means any one or more of the events described in Section 9.1.
"Federal Bankruptcy Code" means Title 11 of the United States Code, as the same may be amended from time to time or any successor statute.
"Federal Funds Rate" means the rate published in The Wall Street Journal as the average federal funds rate in the Money Rates section as of the applicable date. If The Wall Street Journal is not in publication on the applicable date, or ceases to publish such average rates, then any other publication acceptable to Lender quoting daily market average federal funds rates will be used.
"Financial Information" is defined in Section 7.1.
"Financial Information Fee" is defined in Section 7.1(c).
"Fiscal Year" means each calendar year during the term of this Agreement, or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. During the first (1st) year of the term of this Agreement, Borrower's Fiscal Year shall be deemed to have commenced on the date of this Agreement and shall end on the regular Fiscal Year ending date as indicated in the immediately preceding sentence.
"Impositions" means all taxes or payments in lieu of taxes of every kind and nature, sewer rents, charges for water, for setting or repairing meters and for all other utilities serving the Premises, and assessments, levies, inspection and license fees and all other charges imposed upon or assessed against the Mortgaged Property or any portion thereof (including the Property Income), and any stamp or other taxes which might be required to be paid, or with respect to any of the Loan Documents, any of which might, if unpaid, affect the enforceability of any of the remedies provided in this Agreement or any other Loan Documents or result in a lien on the Mortgaged Property or any portion thereof, regardless of to whom assessed.
"Improvements" is defined in the Granting Clauses of the Mortgage.
"Indebtedness" means the aggregate of all principal and interest payments that accrue or are due and payable in connection with the Loan, together with all other obligations and liabilities and all amounts of money advanced or paid or due and all costs and expenses incurred by Lender hereunder or under any other Loan Document.
"Indemnitor" means any guarantor or indemnitor of all or any of Borrower's obligations or liabilities under the Loan Documents, including but not limited to Article 11.
"Institutional Investor" means any bank, insurance company, pension fund or other similar non-individual investor, or an individual with net worth greater than $25 million, provided that the foregoing is reputable and creditworthy and conducts business in the United States at a national level, or internationally.
"Intangibles" is defined in the Granting Clauses of the Mortgage.
"Investor" is defined in Section 12.13.
"IRS Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
"Land" means the parcel or parcels of land described in Exhibit A attached hereto.
"Late Charge" is defined in Section 2.2(b).
"Leases" is defined in the Granting Clauses of the Mortgage.
"Legal Requirements" means all applicable existing and future federal, state and local laws, ordinances, rules and regulations and court orders affecting the Mortgaged Property, Borrower or Indemnitor including those pertaining to zoning, subdivision, land use, environmental, traffic, fire, building, occupational safety, health and Americans with Disabilities Act.
"Lender" means, collectively, Massachusetts Mutual Life Insurance Company, a Massachusetts corporation, any other holders from time to time of the Note and their respective successor and assigns.

"Lender Parties" means Lender, Barings LLC, any present and future Administrative Agent, loan participants, co-lenders, loan servicers, custodians and trustees, and each of their respective directors, officers, employees, shareholders, agents, affiliates, heirs, legal representatives, successors and assigns.
"Lien" means any interest, claim, security interest or encumbrance of or in the Mortgaged Property securing an obligation owed to, or a claim by, any Person other than the owner of the Mortgaged Property, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, or under any ground leases and any other lease forming a part of the Mortgaged Property, or arising from any claims and demands of mechanics, materialmen, laborers and others.
"Loan" means the loan to be evidenced by the Note and made by Lender to Borrower under this Agreement and all other amounts secured by the Loan Documents.
"Loan Documents" means collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases and Rents, the Environmental Indemnification Agreement, the Uniform Commercial Code Financing Statements naming Borrower as debtor and Lender as secured party and all other documents now or hereafter executed by Borrower or any other Person to evidence or secure the payment of the Indebtedness or the performance of Borrower or otherwise now or hereafter executed in connection with this Agreement, the Note or the Mortgage and all amendments, modification, restatements, extensions, renewals and replacements of the foregoing.
"Loan Term" means the term of the Note from the date of the Note through and including the Maturity Date.
"Loan to Value Ratio" means, as determined by Lender in its reasonable discretion, the ratio, expressed as a percentage, of (a) the unpaid principal balance of the Loan, to (b) the value of the Mortgaged Property. Lender shall base the value of the Mortgaged Property on a then current appraisal of the Mortgaged Property that is acceptable to Lender, prepared by an independent appraiser holding the MAI designation selected by Lender, at Borrower's or transferee's sole cost and expense.
"Losses" means all claims, suits, liabilities, actions, proceedings, obligations, debts, losses, costs, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of every kind and nature (including, but not limited to, reasonable out-of-pocket attorneys' fees and the costs and all expenses of collection and enforcement), but in any event, excluding unforeseeable consequential, punitive, exemplary, special or treble damages unless such consequential, punitive, exemplary, special or treble damages are incurred by Lender by claims brought by third parties.
"Management Agreement" means that certain Management Agreement Including Accounting dated November 12, 2021 and entered into between Borrower and Property Manager, or any subsequent management agreement approved by Lender pursuant to Section 5.2 hereof.
"Maturity Date" means December 1, 2028.

"Monthly Payment Differential" is defined in Section 2.5.
"Mortgage" means that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower in favor of Lender, as the same may be amended, modified, consolidated or extended from time to time.
"Mortgaged Property" means the Premises and the Collateral.
"Net Operating Income" means, as determined by Lender in its reasonable discretion, the difference between Operating Revenues and Operating Expenses for the immediately succeeding twelve (12) month period of time. Borrower shall provide Lender with Borrower's proposed calculation of Net Operating Income, certified by Borrower or an appropriate officer of Borrower, together with all relevant supporting detail required to determine the same. Lender shall then perform Lender's own independent calculation of Net Operating Income, which shall be the definitive determination of Net Operating Income, absent manifest error.
"NFIP" is defined in Section 3.1(a).
"Note" or "Notes" means the Promissory Note or the Promissory Notes of even date executed and delivered by Borrower in the original principal amount of Sixty-Six Million and 00/100 Dollars ($66,000,000.00), as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time.
"OFAC" means the United States Department of the Treasury, Office of Foreign Assets Control, or any successor or replacement agency.
"OFAC Prohibited Person" means, a country, territory or Person that is or that is owned, controlled by, acting on behalf of or affiliated with any Person (a) listed on, included within or associated with any of the countries, territories, individuals or entities referred to on OFAC's List of Specially Designated Nationals and Blocked Persons or any other prohibited person lists maintained by governmental authorities, or otherwise prohibited by OFAC or any other Anti-Money Laundering Laws, or (b) which is obligated to pay, donate, transfer or otherwise assign any property, money, goods, services, or other benefits from any of the Mortgaged Property, directly or indirectly, to any countries, territories, individuals or entities on or associated with anyone on such list or prohibited by such laws.
"Operating Agreements" means the management agreements, easement agreements, reciprocal easement agreements, leasing commission agreements, and other agreements concerning the Mortgaged Property set forth in Exhibit B.
"Operating Expenses" means the amount of all ordinary, reasonable and customary operating expenses applicable to the Mortgaged Property for the same period of time as Operating Revenues, including, but not limited to, expenses for utilities, administration, cleaning, landscaping, security, repairs and maintenance, ground rent payments, if any, actual management fees, fully assessed (or estimated fully assessed) real estate and other taxes and assessments and insurance premiums plus the amount of money that would be required to fund a capital expenditure reserve equal to $250/unit/year, but excluding from any such expenses any one-time extraordinary expenses, non-recurring expenses, deposits of any reserves under the Loan Documents, capital expenditures, debt service, deductions for federal, state and other income taxes, depreciation or amortization of capital expenditures (including leasing commissions, tenant improvements, and other leasing costs) and other similar non-cash items.
"Operating Revenues" means the amount of all gross rents and revenues and other income derived from Residential Leases as shown on the most recent rent roll for the Mortgaged Property and all other income to be derived from operating the Mortgaged Property for the applicable period of time, reduced by the sum of: (a) any income from tenants delinquent on their rent more than sixty (60) days; (b) all free rent and other tenant concessions during the specified time period; and (c) if occupancy exceeds ninety-five percent (95%), a vacancy factor equal to any income for the specified period attributable to occupancy in excess of ninety-five percent (95%).
"PACE Lien" means any lien, tax or special assessment or any other encumbrance relating to a PACE Loan on or affecting all or any portion of the Mortgaged Property or any interest therein, or any direct or indirect interest in Borrower.
"PACE Loan" means a loan to finance energy efficient improvements and renewable energy projects, or other similar initiatives, and commonly known as "Property-Assessed Clean Energy (PACE) Loan", as the same may now or hereafter be more particularly defined and described in any applicable Legal Requirements or promulgated by any governmental authority.
"Participation" is defined in Section 12.13.
"Payment Date" means January 1, 2022 and the first (1st) Business Day of each calendar month thereafter to and including the Maturity Date.
"Pension Plan" means any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the IRS Code, including a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.
"Permitted Encumbrances" means with respect to the Premises, only the outstanding liens, easements, restrictions, security interests and other exceptions to title expressly set forth in Schedule B to pro-forma title insurance policy no. CO-FCTV-IMP-72307-1-21-N0034964 issued prior to the Closing Date by Chicago Title Insurance Company insuring the Mortgage for the benefit of Lender, together with the liens and security interests in favor of Lender created by the Loan Documents and such other matters as are expressly set forth in the Loan Documents; provided, however, that the term "Permitted Encumbrances" shall expressly exclude any liens granted, or assessments agreed to, by Borrower in connection with any PACE Loan.
"Person" means and includes any individual, corporation, partnership, joint venture, limited liability company, association, bank, joint-stock company, trust, unincorporated organization or government, or an agency or political subdivision thereof.
"Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA, including an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

"Plan Assets Regulation" means the U.S. Department of Labor Regulation codified at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.
"Premises" means the Land, the Improvements and the Appurtenances.
"Prepayment Date" means the date set forth in Borrower's written notice to Lender (as required under Section 2.5) of Borrower's intention to make a prepayment of the Loan, or if no such notice is required or provided, the date of any prepayment of the Loan, in whole or in part.
"Prepayment Premium" is defined in Section 2.5(b).
"Principal" means (a) each Borrower, (b) each Indemnitor, and (c) each Person that directly or indirectly Controls Borrower or Indemnitor.
"Proceeds" is defined in the Granting Clauses of the Mortgage.
"Property Condition Assessment Report" means that certain Property Condition Assessment dated as of October 27, 2021 prepared by Marx Okubo as Job No. 21-1130.
"Property Income" is defined in the Granting Clauses of the Mortgage.
"Property Manager" means GREP Southwest, LLC, a Delaware limited liability company.
"Provided Information" shall mean information concerning Borrower or any of its respective Affiliates which is non-public, confidential or proprietary in nature, which is furnished to the Lender by the Borrower or any of its respective Affiliates in connection with this Agreement or the Loan (at any time on, before or after the date hereof), together with all analyses, compilations or other materials prepared by Lender or its respective directors, officers, employees, agents, auditors, attorneys, consultants or advisors which contain or otherwise reflect such information.
"Qualified Real Estate Investor" means a reputable entity which is domiciled in the U.S. that (x) has sufficient operations and personnel in the U.S. to operate the Mortgaged Property consistent with the operations of the Mortgaged Property as of the transfer date (as determined by Lender), (y) agrees (in the assumption documentation) to submit to jurisdiction in the state and federal courts sitting in Arapahoe County, Colorado, and (z) is determined by Lender in its reasonable discretion to have satisfied all of the following conditions: (a) the proposed transferee or its sponsor has the qualifications and experience at least equal to that of Borrower and Borrower's sponsors on the Closing Date; (b) the proposed transferee or its sponsor has, exclusive of the Mortgaged Property, (i) real estate assets with a current market value of not less than Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00), (ii) net worth of not less than One Hundred Million and 00/100 Dollars ($100,000,000.00), and (iii) liquid assets of not less than Twenty Million and 00/100 Dollars ($20,000,0000.00); and (c) neither the proposed transferee nor any principal, Affiliate, parent or other majority owner of the proposed transferee, as of the date of the closing of the transfer of title to the Mortgaged Property, or at any time within the prior ten (10) year period immediately prior thereto, is or has been (i) in default on any indebtedness or loan from Lender or any affiliate of Lender, (ii) involved as a debtor or as the principal of a debtor in any bankruptcy, reorganization or insolvency proceeding, (iii) charged or convicted of a felony or a crime of moral turpitude, (iv) involved in litigation which is deemed significant by Lender, or (v) listed on, included within or associated with any of the persons or entities referred to in Executive Order 13324 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended by OFAC through the date the determination of Qualified Real Estate Investor is made. All of the foregoing conditions must be satisfied as of the date of the request for approval of transfer of title to the Mortgaged Property as provided in Section 8.3 and on the date of the proposed closing of said transfer.
“Qualified Transferee” means a proposed transferee that is not and has not been (A) in default on any indebtedness or loan from Lender or any affiliate of Lender, (B) involved as a debtor or the principal of a debtor in any bankruptcy, reorganization or insolvency proceeding, (C) the subject of any serious criminal charges or proceedings, (D) involved in litigation involving alleged fraud or moral turpitude by such proposed transferee that is reasonably deemed significant by Lender, or (E) listed on any OFAC list or violates the USA Patriot Act.
"Rating Agency" means any nationally-recognized statistical rating agency which has been approved by Lender.
"Register" is defined in Section 12.15.
"Reinvestment Yield" is defined in Section 2.5.
"Rents" is defined in the Assignment of Leases and Rents.
"Residential Leases" is defined in Section 5.1(a).
"Securities" is defined in Section 12.13.
"Securitization" is defined in Section 12.13.
"SPE Requirements" is defined in Section 6.12.
"State" means the state or commonwealth in which the Land is situated.
"Transfer" is defined in Section 12.13.
"Transfer Debt Yield Requirement" is defined in Section 8.3(j).
"Transfer Guaranty" is defined in Section 8.3(f).
"Transfer Indemnitor" is defined in Section 8.3(e).
"Transfer Indemnity" is defined in Section 8.3(e).
"Transfer LTV Requirement" is defined in Section 8.3(k).
"Treasury Issue" means United States Treasury issued bills, notes and bond instruments specifically excluding any strips, inflation indexed issues and other types of derivative instruments.

"Trust" means RREEF Property Trust, Inc.
"Upstream Owner" means any Person having a direct or indirect legal, beneficial or other ownership interest in Borrower (e.g., if Borrower is a limited liability company, and one of Borrower's members is a limited partnership, whose partner is a corporation, then such limited partnership, corporation and the shareholders of such corporation would each be an Upstream Owner).
"Work" is defined in Section 3.2(a).
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2Interpretation.
For all purposes under and pursuant to this Agreement and each other Loan Document, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
(a)the capitalized terms defined in this Article have the meanings assigned to them in this Article, include the plural as well as the singular, and, when used with respect to any instrument, contract or agreement, include all extensions, modifications, amendments and supplements from time to time thereto;
(b)the words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement and each other Loan Document as a whole and not to any particular Article, Section, or other subdivision;
(c)the words "include" and "including" and other words of similar import shall be construed as if followed by the phrase ", without limitation,";
(d)Lender's consent, approval, acceptance or determination under the Loan Documents shall be in Lender's sole discretion, unless a different standard for consent, approval, acceptance or determination is expressly set forth in the Loan Documents;
(e)any provision of the Loan Documents permitting the recovery of "attorneys' fees", "attorneys' fees and expenses", "attorneys' fees and costs" or "attorneys' fees, costs and expenses" or any similar term shall: (i) include all reasonable out-of-pocket costs and expenses, including attorneys' fees, costs and expenses related or incidental to, or incurred in any judicial, arbitration, administrative, probate, appellate, bankruptcy, insolvency or receivership proceeding, as well as in any post-judgment proceeding to collect or enforce any judgment or order relating to the Indebtedness or any of the Loan Documents, as well as any defense or assertion of the rights or claims of Lender in respect of any thereof, by litigation or otherwise; and (ii) be separate and several and survive merger into judgment; and

(f)references to any Section, Article or Exhibit in a Loan Document shall mean a section, article or exhibit to such Loan Document, unless provided otherwise.
ARTICLE 2.
LOAN TERMS
Section 2.1The Loan and the Note. Lender agrees, on the terms and conditions of this Agreement, to make the Loan, and Borrower agrees to accept the Loan, in the principal amount of SIXTY-SIX MILLION AND 00/100 DOLLARS ($66,000,000.00), and to repay the Loan in accordance with this Agreement, the Note and the other Loan Documents. The Note evidences the indebtedness of Borrower under the Loan. No portion of the Loan will be funded (initially or through participation, assignment, transfer or securitization of the Loan) with plan assets (as defined in the Plan Assets Regulation) of any plan covered by ERISA or Section 4975 of the IRS Code if it would cause any Loan Party to incur any prohibited transaction excise tax penalties under Section 4975 of the IRS Code.
Section 2.2Interest Rate; Late Charge; Default Rate.
(a)Except for any time when the Default Rate is applicable pursuant to the terms of this Agreement, the outstanding principal balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at a rate equal to THREE AND 02/100 PERCENT (3.02%) per annum (the "Contract Rate"). All interest accruing on the Loan shall be calculated on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days each, except that any interest due at any time for a period of less than a full calendar month shall be calculated by multiplying the Contract Rate by a fraction, the numerator of which is the actual number of days elapsed in such partial month and the denominator of which is three hundred sixty (360).
(b)If any regular monthly installment of principal or interest due under this Agreement, or any monthly deposit for taxes, replacements and other sums if required under any Loan Document, shall not be paid as required under this Agreement or any other Loan Document within five (5) days following the date the same is due, Borrower shall pay to Lender a late charge (the "Late Charge") of four cents ($0.04) for each dollar so overdue in order to compensate Lender for its loss of the timely use of the money and frustration of Lender in the meeting of its financial commitments and to defray part of Lender's incurred cost of collection occasioned by such late payment; provided, however, no Late Charge may be assessed on (i) the first late payment made by Borrower so long as such late payment is made within 5 days of receipt of notice from Lender of such missed payment and (ii) the payment of principal due on the Maturity Date. Any Late Charge incurred shall be immediately due and payable. Nothing herein contained shall be deemed to constitute a waiver or modification of the due date for such installments or deposits or the requirement that Borrower make all payment of installments and deposits as and when the same are due and payable. The Late Charge represents the reasonable estimate of Borrower and Lender of a fair average compensation for loss that may be sustained by Lender as a result of the failure of Borrower to make timely payments. Such Late Charge shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid upon a default hereunder or under any other Loan Document, including without limitation interest at the Default Rate, or to declare a default hereunder, under the Mortgage or under any other Loan Document.

(c)Upon an Event of Default or on the Maturity Date, the unpaid principal balance of the Loan shall thereafter bear interest at the per annum interest rate (the "Default Rate") equal to the lesser of:
(i)the highest rate permitted by law to be charged on a promissory note secured by a commercial mortgage, or
(ii)the sum of three percent (3%) plus the greater of:
(A)the Contract Rate; or
(B)the Federal Funds Rate.
Interest at the Default Rate as provided in this Section shall be immediately due and payable to Lender and shall constitute additional Indebtedness evidenced by the Note and secured by the Loan Documents.
Section 2.3Terms of Payment. The Loan shall be payable by Borrower as follows:
(a)On the date the Loan is made, a payment of interest only shall be due and payable for the period from such date to the first (1st) day of the next calendar month;
(b)Successive monthly installments of interest (in arrears) only in the amount of One Hundred Sixty-Six Thousand One Hundred and 00/100 Dollars ($166,100.00), shall be made on the first (1st) day of January 2022 and on the first (1st) day of each calendar month thereafter up to and including the first (1st) day of the month immediately prior to the Maturity Date; and
(c)On the Maturity Date or on any earlier date as a result of an Acceleration Event, Borrower shall pay all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents. Borrower acknowledges that, since the Loan is interest only and no principal payments are required to be made prior to the Maturity Date or an earlier date as a result of an Acceleration Event, all or a substantial portion of the principal amount of the Loan will be due on the Maturity Date.

Section 2.4Loan Term. The Loan Term shall commence on the date hereof and terminate on the Maturity Date.
Section 2.5Prepayment. There are no full or partial prepayment privileges of the principal amount of the Loan except as set forth in this Agreement:
(a)Borrower shall have the right to pay the Loan in full (but not in part, except as expressly set forth in Section 8.3 hereof) on any Business Day on or after, but not prior to December 1, 2024 (the "Closed Prepayment Date"), provided that no Event of Default exists and Borrower gives Lender at least thirty (30) days' prior written notice of its intention to make any such prepayment (which notice may be revoked on or before the date that is three (3) Business Days prior to the Prepayment Date), the Prepayment Date and the amount to be prepaid, and that Borrower also pays to Lender, as consideration for the privilege of making such prepayment, the Prepayment Premium.
(b)The "Prepayment Premium" shall be equal to the greater of (x) or (y) where:
(x)    is equal to the amount to be prepaid multiplied by one percent (1%); and
(y)    is the present value of the series of Monthly Payment Differentials from the date of prepayment to the Maturity Date, discounted at the Reinvestment Yield on a monthly basis.
The "Monthly Payment Differential" means the monthly interest (without amortization), which would be earned if the prepayment were invested at the Contract Rate less the monthly interest that would be earned by reinvesting the prepayment at the Reinvestment Yield.
The "Reinvestment Yield" means the yield to maturity of a Treasury Issue, adjusted from a semi-annual rate to a monthly rate, which has the closest maturity (month and year) prior to the Maturity Date, as quoted in The Wall Street Journal published in print or on-line on the second (2nd) calendar day immediately preceding the date for prepayment, but if said second (2nd) day is not a Business Day, then as quoted on the preceding Business Day. If more than one Treasury Issue has the same maturity date, then the Treasury Issue having the market yield that differs least from the Contract Rate will be used in the calculations. If The Wall Street Journal is not in publication on the applicable date, or ceases to publish such Treasury Issue information in print or on-line on the applicable date, then any other publication selected by Lender quoting daily market yields for Treasury Issues may be used.
(c)If the Maturity Date is accelerated by Lender because of the occurrence of an Event of Default or as otherwise provided in the Loan Documents (an "Acceleration Event"), the acceleration shall be deemed to be an election on the part of Borrower to prepay the Loan. Accordingly, there shall be added to the amount due after an Event of Default and resulting acceleration, the Prepayment Premium or Closed Period Prepayment Premium, as applicable, calculated as set forth below and using as the Prepayment Date the date on which any tender of payment is made, and

Borrower agrees to pay the same. Any tender of payment made (or judgment entered) after acceleration by or on behalf of Borrower (including payment by any guarantor or purchaser at a foreclosure sale), shall include the Prepayment Premium or Closed Period Prepayment Premium (computed as provided below), as applicable. If the Acceleration Event occurs prior to the Closed Prepayment Date, a prepayment premium (a "Closed Period Prepayment Premium") shall nevertheless be paid, which Closed Period Prepayment Premium shall be calculated as set forth in Section 2.5(b) above, except that with respect to clause (x), the Closed Period Prepayment Premium shall equal the amount to be prepaid multiplied by three percent (3%) (rather than one percent (1%)), and that with respect to clause (y), the Reinvestment Yield (calculated as provided for above) shall be reduced by two (2) percentage points (but not to less than 0).
(d)There will be due with any principal prepayment, all accrued and unpaid interest and all other fees, charges and payments due under the Loan Documents.
(e)No Prepayment Premium or Closed Period Prepayment Premium, as applicable, shall be required to be paid in connection with payment of fire, casualty, or condemnation Proceeds to Lender which Lender requires to be applied to the Indebtedness in accordance with the provisions of this Agreement, except if such application to the Indebtedness is after an Event of Default.
(f)Borrower acknowledges and agrees that all of the economic terms set forth in the Loan Documents, including the Contract Rate, have been agreed to by Lender based on Lender's expectation that the Loan will not be repaid prior to the Maturity Date. However, in order to accommodate Borrower, Lender has agreed to permit Borrower to repay the Loan prior to the Maturity Date in accordance with, and subject to, the terms set forth above provided that, and as consideration for such agreement, Borrower agrees to pay Lender the Prepayment Premium or Closed Period Prepayment Premium, as applicable. Borrower acknowledges and agrees that, even if Lender is able to loan the amount prepaid by Borrower to another Person on the same terms and conditions as herein provided, Lender shall not have fully recovered Lender's lost profits, costs, expenses and damages suffered as a result of such early prepayment; therefore, Borrower and Lender have agreed on the Prepayment Premium and Closed Period Prepayment Premium as compensation for Lender's estimated lost profits, costs, expenses and damages resulting from such prepayment. The Prepayment Premium or Closed Period Prepayment Premium, as applicable, shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid under this Agreement or the other Loan Documents, or pursuant to the provisions of law.
(g)No Prepayment Premium shall be required to be paid on or after September 1, 2028.
Section 2.6Security. The Loan shall be secured by inter alia (a) the Mortgage creating a first priority lien on the Mortgaged Property, (b) the Assignment of Leases and Rents creating a first priority lien on the Leases and the Property Income, (c) the Environmental Indemnification Agreement and (d) the liens and security interests granted in the other Loan Documents.

Section 2.7Payments.
(a)All payments of principal, interest and other amounts to be made by Borrower under the Loan Documents, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Lender. All such payments that are regularly scheduled monthly payments of principal, interest or reserves shall be made by Borrower by automatic clearing house ("ACH") debit of a bank account of Borrower of which Lender has received at least twenty (20) days' prior written notice. All other payments from Borrower to Lender shall be made by wire transfer of immediately available funds to an account designated by Lender in writing to Borrower.
(b)If the due date of any payment under the Loan Documents would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day.
(c)Each payment received by Lender under the Loan Documents shall be applied in the following order:
(i)First, to the interest due on any Advances made by Lender under the Loan Documents;
(ii)Next, to the principal amount of any Advances made by Lender under the Loan Documents;
(iii)Next, to Late Charges, attorneys' fees or any other amount due under any Loan Document save for the amounts described in clauses (iv), (v) and (vi) immediately below;
(iv)Next, to any Prepayment Premium or Closed Period Prepayment Premium, as applicable, then due and payable under this Agreement;
(v)Next, to accrued interest due Lender under the Loan Documents; and
(vi)Finally, to the principal balance of the Loan.
Notwithstanding the foregoing, during the continuance of an Event of Default or in the event that Borrower does not pay the outstanding principal balance and accrued interest due under this Agreement, when due, whether on the Maturity Date or on any earlier date as a result of any Acceleration Event, Lender, at its option, shall apply any payments it then receives in such order as Lender deems appropriate in its sole discretion.
ARTICLE 3.
INSURANCE AND CONDEMNATION
Section 3.1 Insurance Requirements. All insurance coverages, limits and deductibles under this Section 3.1 must be satisfactory to Lender in its reasonable discretion. Capitalized terms used in this Section 3.1 and not defined herein shall have the meanings generally ascribed to such terms in the commercial insurance marketplace, as determined by Lender in its reasonable discretion.
(a)Property Insurance. Borrower shall maintain either "All Risk" or "Special Form" real and personal property insurance and "Boiler and Machinery Insurance", insuring one hundred percent (100%) of the insurable replacement cost value of the Improvements and the Equipment, and with a deductible not to exceed (i) Two Hundred Fifty Thousand Dollars ($250,000) with the exception for Earthquake, Named Windstorm and Flood, providing no coinsurance or similar penalty and (ii) five percent (5%) of the insured value of the Mortgaged Property for Flood, providing no coinsurance or similar penalty. Such deductibles are personal to the Borrower named on the Cover Sheet on this Agreement, and shall not apply to any other successor, assignee or transferee of Borrower, and shall be null and void upon any transfer of title to the Mortgaged Property or any portion thereof. Lender reserves the right upon any transfer of title to the Mortgaged Property or any portion thereof in accordance with this Agreement to review and agree to a deductible at the time of any such transfer. Such insurance shall also cover "Rent Loss" or "Business Interruption" and "Extra Expense" on an "Actual Loss Sustained Basis" (including Rent Loss), in an amount equal to at least twelve (12) months of the Property Income, and an extended period of indemnity of at least one hundred eighty (180) days. Covered perils shall include, but not be limited to, "Wind", "Boiler and Machinery Insurance" and "Acts of Terrorism". Borrower shall also maintain "Ordinance and Law" coverage. If the Improvements are non-conforming and such non-conformity is not covered under the "Ordinance & Law" provisions, Borrower may be required by Lender to purchase a separate policy covering such non-conformity for the benefit of Lender. Lender may from time to time also require that Borrower maintain insurance acceptable to Lender for "Builder's Risk" during the period of any construction, renovation or alteration of the Improvements. If the Mortgaged Property is located within a Special Flood Hazard Area, National Flood Insurance Program ("NFIP") insurance is required. In addition, the property policy must provide and maintain a Flood Limit in excess of NFIP that is acceptable to Lender. All insurance coverages, limits and deductibles must be satisfactory to Lender in its reasonable discretion.
(b)Intentionally Omitted.
(c)Liability Insurance. Borrower shall also maintain General Liability insurance (including contractual liability and "Acts of Terrorism") in an amount equal to no less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, with a Per Location aggregate endorsement if multiple properties are insured under the same policy. In addition, Borrower shall maintain Umbrella or Excess Liability insurance in an amount Lender determines to be reasonable from time to time but in no event less than Twenty-Five Million Dollars ($25,000,000). The deductible for General Liability insurance shall not exceed Two Hundred Fifty Thousand Dollars ($250,000). Such deductible is personal to the Borrower named on the Cover Sheet on this Agreement, and shall not apply to any other successor, assignee or transferee of Borrower, and shall be null and void upon any transfer of title to the Mortgaged Property or any portion thereof If applicable, Lender may, from time to time also require that Borrower maintain insurance acceptable to Lender for "Commercial Auto", "Workers Compensation", and such other insurance as Lender may require.

(d)Evidence of Insurance by Acceptable Insurers. At all times during the term of the Loan, Borrower shall provide to Lender the following evidences of insurance for approval by Lender: (i) an ACORD 28 (current version) Evidence of Property Insurance provided by an authorized insurance agent, broker or insurance company or, where ACORD 28 (current version) is not available, other evidence of insurance confirming the same rights as are provided by ACORD 28 (current version) and all applicable policy endorsements; and (ii) an ACORD 25 (current version) Certificate of Liability Insurance, provided by an authorized insurance agent, broker or insurance company confirming coverages are maintained for liability insurance as required to be carried by Borrower. Any ACORD or equivalent evidencing a Blanket insurance policy shall specifically identify the replacement cost of the improvements and the annual gross rents. Within five (5) Business Days prior to the expiration date of each such policy, Borrower shall provide to Lender a signed letter from an authorized insurance agent, broker or insurance company confirming the underwriter's commitment to bind the applicable policy, and within five (5) Business Days after the expiration date of each such policy, Borrower shall provide to Lender the evidence in the foregoing clauses (i) and (ii). Each evidence of insurance and certificate must include a mortgagee clause and a loss payee clause satisfactory to Lender, and any Certificate of Liability Insurance must name Lender as an Additional Insured for Commercial General Liability with respect to the Premises. Each insurance company providing coverage must have an A. M. Best rating of A-: VIII or better. So long as the Borrower named on the Cover Sheet on this Agreement holds title to the Mortgaged Property, Borrower shall not be required to provide copies of Borrower's insurance policies except if there is a claim under any insurance policy, in which case Borrower shall provide a copy of the applicable insurance policy (redacted to withhold any confidential information that does not pertain to the Mortgaged Property) upon request from Lender.
(e)Blanket Insurance Policies. Borrower's insurance requirements under this Article 3 may be satisfied by maintaining either individual policies covering only the Premises, or blanket insurance policies covering multiple properties, provided that with respect to any blanket insurance policies Borrower also covenants to either immediately reinstate any limits and coverages which are used, reduced or cancelled back up to the blanket policy limits approved by Lender, or to secure individual policy coverages for the Premises satisfying these insurance requirements.
(f)Miscellaneous Insurance Requirements. All insurance policies and endorsements required pursuant to this Agreement must be satisfactory to Lender in its reasonable discretion and shall: (i) be endorsed to name Lender as a primary additional insured thereunder, as its interest may appear, with loss payable to Lender, without contribution, under a long-form, non-contributory mortgagee clause, or otherwise endorsed as Lender may require in its reasonable discretion; (ii) be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the State; (iii) without limiting the foregoing, provide that such policy or endorsement may not be canceled or materially changed except upon at least thirty (30) days' (or, in the case of cancellation for nonpayment of the applicable premium, ten (10) days') prior written notice of intention of non-renewal, cancellation or material change to Lender, and that no act or thing done by Borrower or Lender shall invalidate the policy as against Lender; and (iv) be in form and content satisfactory to Lender. Within ten (10) Business Days following a request by Lender, Borrower shall deliver to Lender all policies, endorsements and renewals thereof, or copies thereof by an authorized agent and any other insurance policy information and other related information as Lender may reasonably request from time to time, provided that, so long as the Borrower named on the Cover Sheet on this Agreement holds title to the Mortgaged Property, Borrower shall not be required to deliver to Lender (x) any schedule of value or insurance policy for the Mortgaged Property unless an Event of Default or significant casualty occurs and (y) copies of any policies unless a claim (redacted to withhold any confidential information that does not pertain to the Mortgaged Property) has been made under such policy. Borrower may request an extension of time not exceeding sixty (60) days to deliver the foregoing policies, endorsements and renewals or copies thereof if (1) Borrower has done all things necessary to obtain the issuance of the policies, endorsements and renewals including the payment of all premiums therefor, and (2) Borrower has delivered to Lender within the above ten (10) day period an insurance binder and evidence of insurance satisfactory to Lender issued by the approved insurer showing all required coverage to be in full force and effect for the succeeding twelve (12) month period along with evidence satisfactory to Lender of payment in full of all premiums. If Borrower fails to maintain insurance in compliance with this Agreement, Lender may (but shall not be obligated to) obtain such insurance and make Advances to pay the premium therefore. Notwithstanding anything to the contrary contained herein or in any provision of law, the Proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds and Lender shall be entitled to dispose of such Proceeds as hereinafter provided.
Section 3.2     Damage, Destruction and Restoration.
(a)In the event of any damage to or destruction of the Premises and/or Equipment which costs Two Hundred Fifty Thousand Dollars ($250,000) or more to repair, Borrower shall give prompt written notice to Lender. Borrower shall promptly commence and diligently continue to completion the repair, restoration and rebuilding of the Premises and/or Equipment so damaged or destroyed in full compliance with all Legal Requirements and with the provisions of Sections 3.2(e), (f) and (h), and free and clear from any and all liens and claims and, notwithstanding any of the other terms and conditions of this Agreement, to the same size, character and condition that existed prior to the damage or destruction except for immaterial changes as determined by Lender in its reasonable judgment. Such repair, restoration and rebuilding of the Premises are sometimes hereinafter collectively referred to as the "Work". Except as expressly permitted under Section 3.2(h), Borrower shall not adjust, compromise or settle any claim for insurance Proceeds which are for amounts of Two Hundred Fifty Thousand Dollars ($250,000) or more, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default exists. Subject to Sections 3.2(d) and 3.2(h), Lender shall have the option in its sole discretion to apply any insurance Proceeds it may receive pursuant to this Agreement (less any reasonable out-of-pocket costs to Lender of recovering and paying out such Proceeds, including reasonable out-of-pocket attorneys' fees, costs and expenses) to the payment of the Indebtedness or to allow all or a portion of such Proceeds to be used for the Work. If any insurance Proceeds are applied to reduce the Indebtedness, provided no Event of Default shall have occurred and be continuing, Lender shall apply the same, without any Prepayment Premium or Closed Period Prepayment Premium, as applicable, in accordance with the provisions of Section 2.7(c) of this Agreement. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, Lender, at its option, may apply any insurance Proceeds to the Indebtedness in such order and priority as Lender deems appropriate in its sole discretion and a Prepayment Premium or Closed Period Prepayment Premium, as applicable, shall be due and payable in accordance with the terms of Section 2.5 in connection with any such prepayment.
(b)In the event of the foreclosure of the Mortgage or other transfer of title to or assignment of the Mortgaged Property in extinguishment of the Indebtedness in whole or in part, all right, title and interest of Borrower in and to all policies of insurance required by this Agreement and any insurance Proceeds shall inure to the benefit of and pass to Lender or any purchaser or transferee at the foreclosure sale of the Mortgaged Property to the extent allowed by such policies.
(c)Lender may notify any and all insurers under casualty and liability insurance policies that Lender has a security interest pursuant to the provisions of this Agreement in and to such insurance policies and any proceeds thereof, and, subject to Section 3.2(h), that any payments under those insurance policies are to be made directly to Lender. Lender's rights under this Section 3.2 may be exercised by Lender or a court appointed receiver appointed upon the request of Lender and irrespective of whether or not an Event of Default shall have occurred under this Agreement.
(d)Notwithstanding the provisions of Section 3.2(a), but subject to Section 3.2(h), if in Lender's reasonable judgment the cost of the Work shall not exceed fifty percent (50%) of the then outstanding principal balance of the Loan, then Lender shall, upon request by Borrower, permit Borrower to use the Proceeds for the Work (subject to the provisions of, and less Lender's costs described in, Section 3.2(e)), so long as:
(i)no Event of Default shall then exist nor any matter(s) exist which, after notice of default or passage of time or both, would constitute an Event of Default;
(ii)the Work can be completed, as determined by Lender in its reasonable discretion, by the date which is the earlier to occur of (a) twelve (12) months from the date of the damage to or destruction of the Premises, or (b) four (4) months prior to the Maturity Date;
(iii)the Debt Service Coverage Ratio (as calculated by Lender) for the twelve (12) month period immediately following the date when Business Interruption or Rent Loss insurance is no longer payable after the casualty is projected to be not less than 1.50:1.0 excluding from the calculation of Net Operating Income any Leases that contain any still exercisable right to cancel or terminate as a result of such damage or destruction;
(iv)all sums necessary to effect the Work over and above any available Proceeds (the "Deficiency Amount") shall be at the sole cost and expense of Borrower and Borrower shall deposit the Deficiency Amount, as estimated by Lender in its reasonable discretion, with Lender prior to commencing any Work and at all times thereafter;

(v)at all times during any such Work, Borrower shall maintain, at its sole cost and expense, workers' compensation (if applicable), builders risk and public liability insurance in amounts satisfactory to Lender and in accordance with the provisions of Section 3.1;
(vi)at all times during any such Work, business income and extra expense including rental value insurance shall be in full force and effect and available to cover any loss of business income and rents resulting from the damage to or destruction of the Premises and/or Equipment; and
(vii)the Improvements shall be restored to substantially the same size, character and condition that existed prior to the damage or destruction except for immaterial changes as determined by Lender in its reasonable judgment.
(e)If any insurance Proceeds are used for the Work, then, unless Section 3.2(h) applies, such Proceeds together with any Deficiency Amount shall be held by Lender and shall be paid out from time to time to Borrower as the Work progresses (less any reasonable out-of-pocket costs to Lender of recovering and paying out such Proceeds and/or Deficiency Amount, including reasonable out-of-pocket attorneys' fees, costs and expenses and costs allocable to inspecting the Work and the plans and specifications therefor), subject to each of the following conditions:
(i)the Work shall be conducted under the supervision of a certified and registered architect or engineer satisfactory to Lender in its reasonable discretion. Before Borrower commences any Work, other than temporary work to protect property or prevent interference with business, Lender shall have approved the plans and specifications for the Work, which approval shall not be unreasonably withheld or delayed, it being nevertheless understood that such plans and specifications shall provide for Work so that, upon completion thereof, the Premises shall be at least equal in value and general utility to the Premises immediately prior to the damage or destruction;
(ii)each request for payment shall be made on not less than five (5) Business Days prior written notice to Lender and shall be accompanied by a certificate of the architect or engineer in (i) above stating: (A) that all of the Work completed has been done in substantial compliance with the approved plans and specifications, if required under (i) above; (B) that the sum requested is justly required to reimburse Borrower for payments by Borrower, or is justly due to the contractor, subcontractors, materialmen, laborers, engineers, architects or other Persons rendering services or materials for the Work (giving a brief description of such services and materials), and that when added to all sums previously paid out by Lender does not exceed the value of the Work done to the date of such certificate; (C) if the sum requested is to cover payment relating to repair and restoration of Equipment required or relating to the Premises, that title to the items of Equipment covered by the request for payment is vested in Borrower; and (D) that the amount of such Proceeds together with any Deficiency Amount remaining in the hands of Lender will be sufficient on completion of the Work to pay for the same in full (giving in such reasonable detail as Lender may require an estimate of the cost of such completion). Additionally, each request for payment shall contain a statement signed by Borrower approving both the Work done to date and the Work covered by the request for payment in question;
(iii)each request for payment shall be accompanied by waivers of lien or conditional waivers of lien satisfactory to Lender covering that part of the Work for which payment or reimbursement is being requested and, if required by Lender, a search prepared by a title insurance company or licensed abstractor, or by other evidence reasonably satisfactory to Lender that there has not been filed with respect to the Premises any mechanics' or other lien relating to any part of the Work not discharged of record. Additionally, as to any Equipment covered by the request for payment, Lender shall be provided with evidence of payment therefor and such further evidence satisfactory to assure Lender of its valid first lien on the Equipment;
(iv)Lender shall have the right to inspect the Work at all reasonable times and may condition any disbursement of Proceeds upon the satisfactory completion, as determined in Lender's reasonable discretion, of any portion of the Work for which payment or reimbursement is being requested. Lender shall cause any inspection to occur within thirty (30) days after receipt of Borrower's written request for payment or reimbursement. Neither the approval by Lender of the plans and specifications for the Work nor the inspection by Lender of the Work shall make Lender responsible for the preparation of such plans and specifications or the compliance of such plans and specifications, or of the Work, with any applicable law, regulation, ordinance, covenant or agreement;
(v)Proceeds shall not be disbursed more frequently than every thirty (30) days; and
(vi)any request for payment made after the Work has been completed shall be accompanied by a copy or copies of any certificate or certificates required by law to render occupancy and full operation of the Premises legal.
(f)Upon any failure on the part of Borrower to promptly commence the Work or to proceed diligently and continuously to completion of the Work or upon the occurrence of any Event of Default, at Lender's option, Lender shall be entitled to apply at any time all or any portion of the Proceeds it then or thereafter holds to the repayment of the Indebtedness or to the curing of any Event of Default.
(g)Upon completion of the Work and payment in full thereof, any unexpended Proceeds, shall, provided that no Event of Default exists and there are no less than three (3) months remaining prior to the Maturity Date, be paid over to Borrower. If an Event of Default exists or if there are less than three (3) months remaining until the Maturity Date, any such Proceeds may, at Lender's option, be applied to the reduction of the Indebtedness.
(h)Notwithstanding any other provision of this Section 3.2, if no Event of Default shall exist and be continuing (nor any matters have occurred which, after notice or passage of time or both, would constitute an Event of Default) and in Lender's reasonable judgment the cost of the Work is less than three percent (3%) of the outstanding principal balance of the Note as of the date of loss or damage to the Premises and/or Equipment and the Work can be completed in less than two hundred seventy (270) days, then Lender shall, upon request by Borrower, permit Borrower to apply for and receive the insurance Proceeds directly from the insurer (and Lender shall advise the insurer to pay over such Proceeds directly to Borrower), provided that Borrower shall apply such insurance Proceeds solely to the prompt and diligent commencement and completion of such Work.
Section 3.3    Condemnation. Borrower shall notify Lender promptly of the actual or threatened commencement of any proceedings for the condemnation or taking of the Premises or any portion thereof and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in such proceedings and Borrower shall deliver to Lender all instruments requested by Lender in its reasonable discretion to permit such participation. Borrower shall not adjust, compromise, settle or enter into any agreement with respect to such proceedings without the prior written consent of Lender. All Proceeds of any condemnation, or purchase in lieu thereof, of the Premises or any portion thereof are hereby assigned to and shall be paid to Lender. Borrower hereby authorizes Lender to collect and receive such Proceeds, to give proper receipts and acquittances therefor and, in Lender's sole discretion, to apply such Proceeds (less any reasonable out-of-pocket costs to Lender of recovering and paying out such Proceeds, including reasonable out-of-pocket attorneys' fees, costs and expenses allocable to inspecting any repair, restoration or rebuilding work and the plans and specifications therefor) toward the payment of the Indebtedness or to the repair, restoration or rebuilding of the Premises in the manner and subject to the conditions set forth in Section 3.2. If the Proceeds are used to reduce the Indebtedness, they shall be applied in the order provided in Section 2.7(c), without any Prepayment Premium or Closed Period Prepayment Premium, as applicable. Borrower shall promptly execute and deliver all instruments requested by Lender for the purpose of confirming the assignment of the condemnation Proceeds to Lender. Borrower waives the provisions of any law prohibiting Lender from taking such an election.
ARTICLE 4.
ENVIRONMENTAL MATTERS
Section 4.1    Terms Incorporated By Reference. The terms and provisions of the Environmental Indemnification Agreement are incorporated herein by reference in their entirety.

ARTICLE 5.
CERTAIN PROPERTY MATTERS
Section 5.1     Lease Covenants and Limitations.
(a)Borrower shall be permitted to enter into, amend, modify and renew residential leases in the Mortgaged Property (“Residential Leases”) without Lender’s consent provided that any such Residential Lease (A) is on Borrower’s standard form residential lease approved by Lender, with no material changes, (B) has a term of not longer than sixteen (16) months and not shorter than six (6) months (provided that Borrower shall be permitted to enter into Residential Leases with terms shorter than six (6) months or longer than sixteen (16) months without Lender’s consent, so long as such Residential Leases do not exceed fifteen percent (15.0%) of the total Residential Leases, (C) is on commercially reasonable market terms for rent and security deposit for the local market and (D) is for ten (10) apartment units or less in the Improvements. If any of the foregoing conditions are not satisfied in any material respect, then Lender’s prior approval of such Residential Lease shall be required, which approval shall not be unreasonably withheld, delayed or conditioned.
For any Lease requiring Lender approval, if, within 5 Business Days after Lender's receipt of Borrower's written request for such approval stating: "TIME SENSITIVE RESPONSE REQUIRED WITHIN 5 BUSINESS DAYS OF RECEIPT OR DEEMED APPROVAL MAY OCCUR", together with the following: (i) a true and complete copy of the proposed final Lease, including any amendments, exhibits and side agreements relating thereto, (ii) if the lease is prepared based on Borrower's standard form, a blackline showing differences from that form, (iii) if lease is not prepared based on Borrower's standard form, a lease summary describing in reasonable detail all material terms, and (iv) any available tenant financial statements or credit reports (collectively, the "Lease Approval Package"), Lender does not approve or disapprove such Lease (disapproval to include reasons), Borrower may deliver a second notice to Lender, together with a second Lease Approval Package, stating: "PURSUANT TO THE TERMS OF SUBSECTION 5.1(a) OF THE LOAN AGREEMENT EXECUTED BY RPT THE GLENN, LLC, AS BORROWER, DATED NOVEMBER 19, 2021, LENDER HAS FAILED TO RESPOND TO THE REQUEST FOR APPROVAL OF A LEASE. FAILURE OF LENDER TO RESPOND TO BORROWER'S REQUEST FOR SUCH APPROVAL WITHIN 3 BUSINESS DAYS OF RECEIPT OF THIS SECOND NOTICE SHALL BE DEEMED TO BE LENDER'S APPROVAL OF SUCH LEASE". If Lender fails to approve or disapprove (which such disapproval shall include reasons) of such Lease within such additional 3 Business Day period, such Lease shall be deemed approved by Lender.
(b)With respect to each Lease, Borrower shall perform all obligations as lessor and, to the extent it is commercially reasonable to do so, shall enforce all of the terms, covenants and conditions contained therein on the part of the lessee thereunder to be performed or observed. Borrower shall not take any action which would cause any Lease to cease to be in full force and effect unless the tenant under such Lease is in default under the terms of the Lease, except with the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned, until repayment of the entire Indebtedness. Borrower shall not cancel, terminate or surrender any Lease, except from and after the Closing Date only, less than five (5%) of all Residential Leases or consent to any cancellation, termination or surrender thereof (except for a termination at the end of a Lease term in accordance with the terms of such Lease or if the tenant under such Lease is in default under the terms of the Lease).
(c)Any ground lease must be approved by Lender in advance in writing. Unless otherwise specifically approved, any ground lease affecting the Mortgaged Property must be or be made to be expressly subject and subordinate to the lien and terms of the Mortgage. Fee owner(s) shall provide Lender with an estoppel and recognition agreement acceptable to Lender.
(d)To the extent permitted by applicable law, Lender may require at any time an Event of Default continues to exist uncured that Borrower transfer to Lender all tenant security deposits, including any letters of credit securing tenant lease obligations. Lender may hold and co-mingle such security deposits without interest, except as required by applicable law.
Section 5.2    Management. At all times prior to the payment in full of the Indebtedness, the Mortgaged Property shall be managed by a management company satisfactory to Lender in its reasonable discretion, and pursuant to a management agreement satisfactory to Lender in its reasonable discretion. In addition, any leasing commission agreement affecting the Mortgaged Property must be satisfactory to Lender in its reasonable discretion. Such management agreement and leasing commission agreement shall be subordinate to the Mortgage. Lender approves GREP Southwest, LLC, a Delaware limited liability company, as manager of the Mortgaged Property. If at any time during the existence of an Event of Default the management company, management agreement or leasing commissions agreement is not satisfactory to Lender, Borrower shall have up to sixty (60) days after written notice to Borrower of Lender's disapproval, to obtain a management company, management agreement and/or leasing commissions agreement approved by and satisfactory to Lender.
Section 5.3    Impositions.
(a)Borrower shall pay and discharge all Impositions prior to delinquency and upon Lender's written request, shall provide to Lender validated receipts or other evidence satisfactory to Lender showing the payment of such Impositions within fifteen (15) days after the same would otherwise have become delinquent. Borrower's obligation to pay Impositions pursuant to this Agreement shall include, to the extent permitted by applicable law, taxes resulting from future changes in law which impose upon Lender an obligation to pay any property taxes or other Impositions. Should Borrower default in the payment of any Impositions, Lender may (but shall not be obligated to) make an Advance to pay such Impositions or any portion thereof.
(b)Borrower shall not be required to pay, discharge or remove any Imposition so long as Borrower contests in good faith such Imposition or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Mortgaged Property or any portion thereof; provided, however, that such contest will not result in a tax certificate or other sale of the tax lien and prior to the date on which such Imposition would otherwise have become delinquent Borrower shall have: (i) given Lender prior written notice of such contest; and (ii) unless such amounts have been paid in protest or otherwise deposited with the local taxing authority, deposited with Lender, and shall deposit such additional amounts as are necessary to keep on deposit at all times, an amount equal to at least one hundred five percent (105%) of the total of: (A) the balance of such Imposition then remaining unpaid; plus (B) all interest, penalties, costs and charges accrued or accumulated thereon. Any such contest shall be prosecuted with due diligence, and Borrower shall promptly pay the amount of such Imposition as finally determined, together with all interest, penalties, costs and charges payable in connection therewith. Lender shall have full power and authority to apply any amount deposited with Lender under this Section 5.3(b) to the payment of any unpaid Imposition to prevent the sale of any tax lien or the sale or forfeiture of the Mortgaged Property (or any portion thereof) for non-payment thereof. Lender shall have no liability, however, for failure to so apply any amount deposited unless Borrower requests the application of such amount to the payment of the particular Imposition for which such amount was deposited. Any surplus retained by Lender after payment of the Imposition for which a deposit was made shall be repaid to Borrower unless an Event of Default shall have occurred, in which case said surplus may be retained by Lender to be applied to the Indebtedness. Notwithstanding any provision of this Section 5.3(b) to the contrary, Borrower shall pay any Imposition which it might otherwise be entitled to contest if, in the reasonable opinion of Lender, failure to pay will result in a tax certificate or other sale of the tax lien or the Mortgaged Property (or any portion thereof) is in jeopardy or in danger of being forfeited or foreclosed; or Lender may make an Advance to pay the same. Additionally, in such event, if Lender is prevented by law or judicial or administrative order from paying such Imposition that Borrower has failed to pay, then Lender, at its option, may declare the entire Indebtedness immediately due and payable.
(c)Borrower shall deposit with Lender, to be held by Escrow Agent, monthly, on each Payment Date, 1/12th of the annual charges (as estimated by Lender) for Impositions with respect to the Mortgaged Property. If required by Lender, Borrower shall also deposit with Lender, to be held by Escrow Agent, simultaneously with such monthly deposits and/or the execution of this Agreement, a sum of money which together with such monthly deposits will be sufficient to make the payment of each such charge at least thirty (30) days prior to the date initially due. Should such charges not be ascertainable at the time any deposit is required to be made, the deposit shall be made on the basis of the charges for the prior year or payment period, as estimated by Lender in its reasonable discretion. When the charges are fixed for the then current year or period, Borrower shall deposit any deficiency on demand. All funds deposited with Escrow Agent shall be held without interest (unless the payment of interest thereon is required under applicable law), may be commingled with Escrow Agent's other funds, and shall be applied in payment of the foregoing charges when and as payable provided that no Event of Default shall have occurred. Should an Event of Default occur, the funds so deposited may be applied in payment of the charges for which such funds shall have been deposited or to the payment of the Indebtedness or any other charges affecting the Mortgaged Property, as Lender in its sole discretion may determine, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender as herein provided. Borrower shall provide Lender with bills and all other documents necessary for the payment of the foregoing charges within five (5) Business Days following Borrower's receipt of the same, but in any event at least fifteen (15) days prior to the date on which each payment thereof shall first become due.
(d)Lender agrees that Borrower shall not be required to make the deposits required under Section 5.3(c) above to pay Impositions as long as each of the following terms and conditions continue to be satisfied, as determined by Lender:
(i)No Event of Default exists under the Loan Documents;
(ii)There has been no transfer of title to all or any portion of the Mortgaged Property; and
(iii)The Mortgaged Property's net operating income (reduced by a capital expenditure reserve of $250/unit/year), reviewed from time to time, but at least annually, based on Borrower's most recently submitted financial statements satisfactory to Lender, must not be less than 1.30 times the required payments of principal (calculated on a 30-year amortizing basis) and interest on the Loan.
In the event that any one or more of the above conditions are not satisfied, Borrower shall, upon Lender's written demand, immediately commence making the deposits for Impositions pursuant to the terms of Section 5.3(c) above and shall continue to make such deposits for the remainder of the Loan Term notwithstanding the cure or satisfaction of any or all of said conditions.
ARTICLE 6.
REPRESENTATIONS, WARRANTIES AND COVENANTS
Borrower, jointly and severally (if applicable), represents, warrants and covenants that:
Section 6.1    Organization and Authority.
(a)The execution and delivery of the Loan Documents have been duly authorized and there is no provision in Borrower's organizational documents, as amended, requiring further consent for such action by any other Person.
(b)Borrower is duly organized, validly existing and in good standing under the laws of the state of its formation.
(c)Borrower has all necessary franchises, licenses, authorizations, registrations, permits and approvals and full power and authority to own and operate its properties, including the Mortgaged Property, and carry on its business as now conducted in each jurisdiction where Borrower conducts its business.
(d)The execution and delivery of and performance of its obligations under the Loan Documents: (i) will not result in Borrower being in default under any provision of its organizational documents, as amended, any court order, or any mortgage, deed of trust or other agreement to which it is a party; and (ii) do not require the consent of or any filing with any governmental authority.

(e)All necessary and required actions have been duly taken by and on behalf of Borrower to make and constitute the Loan Documents, and the Loan Documents constitute, legal, valid and binding obligations enforceable in accordance with their respective terms, subject only to the application of bankruptcy and other laws affecting the rights of creditors generally.
(f)Borrower is, and at all times until repayment in full of the Indebtedness shall be, a "single asset real estate" entity, as defined in Section 101 (51B) of the Federal Bankruptcy Code.
(g)The organizational chart of Borrower attached to the Borrower's Affidavit delivered on the Closing Date as Exhibit A shows all parties that own at least a twenty percent (20%) direct or indirect ownership interest in Borrower (other than through a publicly traded entity) and is true, correct and complete.
Section 6.2    Maintenance of Existence. So long as it owns the Mortgaged Property, Borrower shall do all things reasonably necessary to preserve and keep in full force and effect its existence, franchises, licenses, authorizations, registrations, permits and approvals under the laws of the state of its formation and the State where the Premises are located and shall comply in all material respects with all regulations, rules, ordinances, statutes, orders and decrees of any governmental authority or court now or hereafter applicable to Borrower or to the Mortgaged Property or any portion thereof.
Section 6.3    Title.
(a)Borrower has good, marketable and insurable fee simple title to the Premises and good indefeasible title to the balance of the Mortgaged Property, free and clear of all Liens whatsoever, except the Permitted Encumbrances. To Borrower's Knowledge, the Mortgage creates (i) a valid, perfected Lien on the Mortgaged Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all Collateral (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Borrower will preserve such title and will forever warrant and defend the same and the validity and priority of the lien hereof to Lender against all claims whatsoever.
(b)Borrower is the owner of all easements and other appurtenant rights (collectively, the "Easements") created under the agreements listed and described on Exhibit C hereof (collectively, the "Easement Agreements"). Borrower has delivered to Lender true, correct and complete copies of all Operating Agreements and Easement Agreements, if applicable. To Borrower's Knowledge, as of the date hereof, (i) no Operating Agreement, Easement Agreement or Easement created thereunder has been modified, amended or supplemented and they are all in full force and effect; and (ii) no defaults have occurred under any Operating Agreement or Easement Agreement, and no event has occurred which with notice or the passage of time would constitute an event of default under any Operating Agreement or Easement Agreement. With respect to each Operating Agreement, Easement Agreement and Permitted Encumbrance, Borrower shall, to the extent commercially reasonable to do so: (A) observe, perform and discharge all material obligations, covenants and warranties required to be kept and performed by Borrower, and (B) enforce or secure the performance of each and every material obligation, term, covenant, condition and agreement to be performed by any other party. Borrower shall also (1) promptly deliver to Lender copies of all material written notices, demands or requests sent or otherwise made by Borrower or any other Person, and (2) timely pay any charges assessed against the Premises as and when finally due pursuant to the Operating Agreements or Easement Agreements or Permitted Encumbrances. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned, Borrower will not consent to or enter into any agreement or writing that modifies, amends, supplements, restates, terminates or reduces any: (V) Operating Agreement, (W) Easement Agreement, (X) any public or private parking rights, or (Y) any appurtenant rights or interests, including any reversionary interests which Borrower possesses or may acquire related to parking.
Section 6.4     Mortgage Taxes. Borrower shall pay any and all taxes, charges, filing, registration and recording fees, excises and levies imposed upon Lender by reason of its ownership of, or measured by amounts payable under, the Loan Documents (other than income, franchise and doing business taxes), and shall pay all stamp taxes and other taxes required to be paid on the Loan Documents. If Borrower fails to make such payment within five (5) days after notice thereof from Lender, Lender may (but shall not be obligated to) pay the amount due, and Borrower shall reimburse Lender on demand for all such Advances. If applicable law prohibits Borrower from paying (or reimbursing Lender for) such taxes, charges, filing, registration and recording fees, excises, levies, stamp taxes or other taxes, then Lender may declare the Indebtedness then unpaid to be due and payable upon at least sixty (60) days' written notice. In such event, no Prepayment Premium or Closed Period Prepayment Premium, as applicable, shall be payable by Borrower so long as no Event of Default exists.
Section 6.5     Payment of Liens. Borrower shall pay when due all payments and charges due under or in connection with any Liens and shall cause the prompt (but in no event later than thirty (30) days after imposition), full and unconditional discharge of all Liens imposed on or against the Mortgaged Property or any portion thereof, or if not so discharged Lender may (but shall not be obligated to) make Advances to do so. Borrower shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the first priority of the Lien of the Mortgage. If Borrower fails to make any such payment or if a Lien attaches to the Mortgaged Property or any portion thereof and is not discharged within said thirty (30) day period, Lender may (but shall not be obligated to) make such payment or discharge such lien and Borrower shall reimburse Lender on demand for all such Advances. Notwithstanding the foregoing, with Lender's prior written consent, which consent will not be unreasonably withheld, delayed or conditioned, Borrower may contest, bond over and/or insure any such lien arising from the claims and demands of mechanics, laborers and others so long as such lien is not in excess of the greater of 4% of the outstanding principal balance of the Loan or One Million Dollars ($1,000,000.00), and Borrower contests the same in accordance with the provisions for contesting Impositions under Section 5.3(b).

Section 6.6    Representations Regarding Mortgaged Property.
(a)No part of the Premises has been designated as wetlands under any federal, state or local law or regulation or by any governmental agency, and no portion of the Premises is located within a 100-year flood plain, except as may be disclosed as such on the survey of the Premises delivered to Lender in connection with the closing of the Loan.
(b)To Borrower's Knowledge, except as set forth in the Property Condition Assessment Report, the Improvements are in good condition and repair, have not suffered any damage which has not been fully repaired, and are free of structural or other material defects.
(c)Public water supply, storm and sanitary sewers and sanitary sewer capacity, and electrical, gas, cable and telephone facilities are available to the Premises within the boundary lines thereof, and the Improvements connect to all storm and sanitary sewer lines serving the Premises, and to Borrower's Knowledge such lines are sufficient to meet the reasonable needs of the Premises as currently used. To Borrower's Knowledge surface and storm water do not accumulate on the Premises and do not drain from the Premises across land of adjacent property owners, except as permitted by an easement or other agreement with such adjacent property owners.
(d)The Premises are managed for Borrower by the Property Manager pursuant to the Management Agreement, which Management Agreement is in full force and effect. To Borrower's Knowledge, no event of default has occurred under the Management Agreement, and no event has occurred thereunder which with notice or the passage of time would constitute an event of default thereunder. Borrower has delivered to Lender a true and complete copy of the Management Agreement.
(e)Borrower reports, for accounting purposes, on a fiscal year basis commencing on January 1 and terminating on December 31.
(f)To Borrower's Knowledge, (a) there are no actions, suits or proceedings, pending or threatened, affecting any Borrower or the Premises at law or in equity, on, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other governmental instrumentality, and (b) there are no actions, suits or proceedings, pending or threatened, affecting any Indemnitor at law or in equity, on, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other governmental instrumentality which, if decided adverse to Indemnitor would be reasonably likely to have a material adverse effect on Indemnitor's ability to perform under any Loan Documents to which it is a party. There are no outstanding judgments, arbitration awards, decrees or awards of any kind pending against any Borrower, any Indemnitor or any of the Mortgaged Property.
Section 6.7    Intentionally Omitted.

Section 6.8    Indemnification. Borrower shall indemnify, defend and hold Lender and the Lender Parties harmless from and against, and be responsible for paying, all Losses which may be imposed upon, asserted against, or incurred or paid by any of them: (a) by reason of, on account of or in connection with any act or occurrence relating to the Mortgaged Property or any bodily injury, death, other personal injury or property damage occurring in, upon or in the vicinity of the Mortgaged Property from any cause whatsoever, except with respect to a Lender Party to the extent caused by its gross negligence or willful misconduct; or (b) as a result of the failure of Borrower to perform any of its obligations under any Loan Document, except to the extent caused by the gross negligence or willful misconduct of Lender or the Lender Parties.
Section 6.9    Estoppel Certificates. Within ten (10) Business Days following a request by Lender, not to exceed two requests per calendar year, Borrower shall provide to Lender a duly acknowledged written statement confirming: (a) the original principal amount of the Loan; (b) the unpaid principal amount of the Loan; (c) the rate of interest of the Loan; (d) the terms of payment and maturity date of the Loan; (e) the date installments of interest and/or principal were last paid; (f) that, except as provided in detail in such statement, there are no offsets or defenses against the Indebtedness or defaults or events which with the passage of time or the giving of notice, or both, would constitute an Event of Default under the Loan Documents; and (g) such other information that Lender shall request in its reasonable discretion.
Section 6.10    ERISA.
(a)Intentionally omitted.
(b)Borrower represents that (i) Borrower is not, and is not deemed (under the Plan Assets Regulation) to hold the "plan assets" of, an "employee benefit plan" that is subject to Title I of ERISA and/or a "plan" that is subject to Section 4975 of the IRS Code; and (ii) Borrower is not a "governmental plan" within the meaning of Section 3(32) of ERISA and is not subject to state statutes that regulate investments and fiduciary obligations with respect to governmental plans that are similar to Section 406 of ERISA or Section 4975 of the IRS Code and that would be violated by the transactions contemplated by this Agreement.
(c)Borrower shall not take any action that would render the representations in Section 6.10(b) to no longer be true.
(d)If Borrower or any ERISA Affiliate maintains, contributes to or has in the six year period prior to the Closing Date had any obligation to contribute to a Pension Plan, Borrower represents that Borrower and, except as would not reasonably be expected to result in a material adverse effect to Borrower, each ERISA Affiliate (i) have fulfilled their obligations under the minimum funding standards of ERISA and the IRS Code with respect to each Pension Plan, (ii) have not incurred any direct or indirect liability with respect to the withdrawal or partial withdrawal from any Pension Plan, and (iii) have not incurred any direct or indirect liability to the Pension Benefit Guaranty Corporation or to a Pension Plan under Title IV of ERISA in connection with the termination of a Pension Plan. Borrower shall take or refrain from taking, as the case may be, such actions as may be necessary to cause the representation and warranty in this Section 6.10(d) to remain true and accurate until full repayment of the Indebtedness.

(e)Borrower represents that each Plan maintained by Borrower or any Affiliate of Borrower or which has been maintained by Borrower or any Affiliate of Borrower within the six year period prior to the Closing Date is, or has been, in compliance with the applicable provisions of ERISA and the IRS Code, except as would not reasonably be expected to result in a material adverse effect to Borrower. Borrower shall take or refrain from taking, as the case may be, such actions as may be necessary to cause the representation and warranty in this Section 6.10(e) to remain true and accurate until full repayment of the Indebtedness.
Section 6.11    Terrorism and Anti-Money Laundering.
(a)As of the date hereof and until full repayment of the Indebtedness: (i) Borrower; (ii) any Person Controlling or Controlled by Borrower; (iii) if Borrower is a privately held entity, any Person having a ten percent (10%) or more direct or indirect beneficial interest in Borrower; or (iv) any Person for whom Borrower is acting as agent or nominee in connection with this transaction, is not an OFAC Prohibited Person.
(b)To comply with applicable Anti-Money Laundering Laws, all payments by Borrower to Lender or from Lender to Borrower will only be made and received in Borrower's name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a "foreign shell bank" within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.
(c)Borrower shall provide Lender at any time and from time to time until repayment in full of the Indebtedness with such information as Lender determines to be necessary or appropriate (consistent with Lender's then-current anti-money laundering policies) to comply with the Anti-Money Laundering Laws of any applicable jurisdiction, or to respond to requests for information concerning the identity of Borrower, any Person Controlling or Controlled by Borrower or any Person having a twenty percent (20%) or more beneficial interest in Borrower, from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.
(d)The representations and warranties set forth in this Section 6.11 shall be deemed repeated and reaffirmed by Borrower as of each date that Borrower makes a payment to Lender under the Loan Documents or receives any disbursement of Loan proceeds, reserve funds or other funds from Lender. Borrower agrees promptly to notify Lender in writing should Borrower become aware of any change in the information set forth in these representations.

Section 6.12    Special Purpose Entity Requirements. All of the provisions of this Section 6.12 are individually and collectively referred to as the "SPE Requirements".
(a)Borrower has not and, until repayment in full of the Indebtedness, shall not:
(i)engage in any business or activity other than the acquisition, ownership, operation and maintenance of the Mortgaged Property, and activities incidental thereto;
(ii)acquire or own any material asset other than the Mortgaged Property and such incidental personal property as may be necessary for the operation of the Mortgaged Property;
(iii)except as otherwise expressly permitted under the Loan Documents, merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, including, without limitation, undertaking any Division, without in each case obtaining the prior written consent of Lender;
(iv)fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, terminate the provisions of Borrower's formation or entity management documents or amend such organizational documents in a manner which would result in a breach of any of the representations, warranties or covenants set forth in this Section 6.12 or that would otherwise adversely affect Borrower's single purpose entity status;
(v)own any subsidiary or make any investment in or acquire the obligations or securities of any other Person without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned;
(vi)commingle its assets with the assets of any of its shareholders, partners, members, Principals, affiliates, or any shareholder, partner, member, principal or affiliate thereof, or of any other Person or transfer any assets to any such Person other than distributions on account of equity interests in Borrower permitted hereunder and properly accounted for;
(vii)incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Indebtedness, except as permitted under Section 8.1; provided that any such debt is satisfied when due and payable, subject to reasonable and customary rights to contest such obligations, and provided further that there is sufficient cash flow from the Mortgaged Property at such time to do so and Borrower's constituent owners shall not be required to fund or advance any additional capital to satisfy such obligation;

(viii)except for a payment of the Indebtedness by a guarantor or indemnitor of the Loan, (A) allow any Person to pay its debts and liabilities, or (B) fail to pay its debts and liabilities solely from its own assets;
(ix)fail to maintain its records, books of account and bank accounts separate and apart from those of its shareholders, partners, members, Principals and Affiliates, or any shareholder, partner, member, principal or Affiliate thereof, and any other Person or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit, or if such financial statements are consolidated fail to cause such financial statements to contain footnotes disclosing that the Mortgaged Property is actually owned by Borrower;
(x)enter into any contract or agreement with any of its shareholders, partners, members, Principals or Affiliates, any guarantor or indemnitor of all or a portion of the Loan or any shareholder, partner, member, principal or Affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;
(xi)fail to correct any known misunderstandings regarding the separate identity of Borrower;
(xii)hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another Person or allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of Borrower (except for a guarantor or indemnitor of the Loan);
(xiii)make any loans or advances to any third party, including any of its shareholders, partners, members, Principals or Affiliates, or any shareholder, partner, member, Principal or Affiliate thereof;
(xiv)fail to use separate contracts, purchase orders, invoices and checks (other than such documents that bear the name of its manager or managing agent with reference to the Premises);
(xv)fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not: (A) to mislead others as to the entity with which such other party is transacting business; or (B) to suggest that Borrower is responsible for the debts of any third party (including any of its shareholders, partners, members, principals or Affiliates, or any shareholder, partner, member, principal or Affiliate thereof);
(xvi)allow any Person to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations;
(xvii)fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that there is sufficient cash flow from the Mortgaged Property at such time to do so and Borrower's constituent owners shall not be required to fund or advance any additional capital to satisfy this obligation;
(xviii)seek dissolution or winding up in whole, or in part;
(xix)file a voluntary petition or otherwise initiate proceedings to have Borrower or any Principal adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or any Principal, or file a petition seeking or consenting to reorganization or relief of Borrower or any Principal as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to Borrower or Principal; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of Borrower or any Principal or of all or any substantial part of the properties and assets of Borrower or any Principal, or make any general assignment for the benefit of creditors of Borrower or any Principal, or admit in writing the inability of Borrower or any Principal to pay its debts generally as they become due or declare or effect a moratorium on Borrower or any Principal debt or take any action in furtherance of any such action; or
(xx)conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud its creditors or the creditors of any other Person.
(b)If Borrower is a limited partnership, then any general partner of Borrower must also be a special purpose entity and comply with the provisions of this Section 6.12.
(c)Borrower and any Person required to be a special purpose entity pursuant to the terms of this Section 6.12 shall not amend or modify any of their respective formation or entity management documents in any manner that would result in a breach of any of the representations, warranties or covenants set forth in this Section 6.12 or that would otherwise adversely affect Borrower's special purpose entity status without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. Promptly after Lender's written request from time to time, but not more frequently than once in any calendar year, Borrower shall deliver to Lender evidence satisfactory to Lender in its reasonable discretion that Borrower and any other Person required to be a special purpose entity pursuant to the terms of this Section 6.12 are in compliance with the provisions of this Section 6.12.
Section 6.13    Notices/Proceedings. Borrower shall promptly notify Lender in writing of the occurrence of any of the following: (a) receipt of any written notice from any holder of any other lien or security interest in any of the Mortgaged Property; it being understood that no such lien or security interest is ever permitted to exist at any time under any circumstances until after repayment in full of the Indebtedness; or (b) commencement of any judicial or administrative proceedings by, against or otherwise affecting any Borrower or any Indemnitor or any of the Mortgaged Property, or any other action by any creditor thereof as a result of any default under the terms of any loan.

Section 6.14    Intentionally Omitted.
Section 6.15    Business Purpose of Loan. Borrower stipulates and warrants that the purpose of the Loan is for the sole purpose of carrying on or acquiring a business, professional or commercial enterprise. Borrower further stipulates and warrants that all proceeds of the Loan will be used for said business, professional or commercial enterprise.
Section 6.16    Legal Requirements and Maintenance of Mortgaged Property. To Borrower's Knowledge, except as disclosed to Lender in writing, the Mortgaged Property is in compliance in all material respects with all Legal Requirements. Borrower shall maintain the Mortgaged Property in good and safe condition, working order and repair, and comply with all Legal Requirements in all material respects. Not more than once in any calendar year (unless there is an emergency, unless an Event of Default exists, or unless required in connection with a Transfer, Participation or Securitization), and with a representative of Borrower present, Borrower shall permit Lender and its agents to enter upon and inspect: (a) the areas of the Mortgaged Property which are open to the public at all reasonable hours without prior notice and (b) subject to the rights of tenants under the Leases, all other areas of the Mortgaged Property during regular business hours upon at least forty-eight (48) hours prior written notice, except that no notice shall be required in the event of an emergency. Borrower shall not, without the prior written consent of Lender, which consent may be granted or withheld in Lender's sole and absolute discretion: (t) change the use of the Premises; (u) cause or permit the use or occupancy of any part of the Premises to be discontinued if such discontinuance would violate any zoning or other law, ordinance or regulation; (v) apply for or consent to any subdivision, re-subdivision, zoning reclassification, modification or restriction affecting the Premises; (w) commit or permit any waste, structural or material addition to or material alteration, demolition or removal of the Mortgaged Property or any portion thereof (other than alterations required pursuant to an Acceptable Lease, and provided that the Equipment included within the Collateral may be removed if obsolete or if replaced with similar items of equal or greater value); (x) take any action whatsoever to apply for, consent to, or acquiesce in the conversion of the Mortgaged Property, or any portion thereof, to a condominium or cooperative form of ownership, (y) take any action whatsoever to apply for, consent to or acquiesce in any subdivision or re-subdivision of the Mortgaged Property, or any portion thereof, or (z) cause or permit any space in the Premises to be leased, used or occupied for or in connection with any marijuana related use or business, whether or not marijuana is a dominant or incidental use or element of such business or space in the Improvements and whether or not such use is legal or permissible under any applicable laws, rules or regulations (and for the avoidance of doubt, recreational use by any of the tenants in the Premises of marijuana in accordance with Legal Requirements shall not be a violation of the aforesaid restriction). No provision of this Section 6.16 shall prohibit Borrower from undertaking and completing tenant improvement work authorized under Leases previously approved by Lender or not requiring Lender's prior approval.
Section 6.17    Solvency. (a) Neither Borrower nor Indemnitor has entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (b) Borrower and Indemnitor have each received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower's assets exceeds and will, immediately following the making of the Loan, exceed Borrower's total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower's assets is and will, immediately following the making of the Loan, be greater than

Borrower's probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower's assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital for such entity to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and other liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of obligations of such party). No petition in bankruptcy has been filed against Borrower or any Indemnitor or any Principal and neither Borrower nor any Indemnitor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor Indemnitor has been involved in a foreclosure or in a default on any indebtedness owing to Lender or to any affiliate of Lender or on any other indebtedness obtained for commercial purposes. All financial and other information submitted by or on behalf of Borrower and Indemnitor to Lender in connection with the Loan is true, complete and correct in all material respects. All of Borrower's obligations to creditors, including, but not limited to, all payments and accounts relating to the Premises, are current.
ARTICLE 7.
FINANCIAL REPORTING
Section 7.1    Financial Statements; Records. Borrower shall keep adequate books and records of account in accordance with generally accepted accounting principles related to real estate, consistently applied, and shall provide to Lender in electronic format, if available, via e-mail to addresses specified by Lender, within the time periods set forth, the following (collectively, the "Financial Information"):
(a)Financial Information. Borrower shall deliver to Lender the following:
(i)a current certified rent roll, signed and dated by Borrower in substantially the same form of rent roll delivered by Borrower as of the date hereof;
(ii)quarterly operating statements of the Premises, prepared and certified by Borrower in a form approved by Lender in its reasonable discretion, detailing the revenues received, the expenses incurred and the Net Operating Income before and after debt service (principal and interest) and major capital improvements for that quarter and containing appropriate year to date information, within forty-five (45) days after the end of each fiscal quarter;
(iii)an annual operating statement of the Premises detailing the total revenues received, total expenses incurred, total cost of all capital improvements and total debt service, to be prepared and certified by an authorized and responsible officer or representative of Borrower in the form approved by Lender in its reasonable discretion, or if required by Lender, during the continuance of an Event of Default, an audited annual operating statement prepared and certified by an independent certified public accountant acceptable to Lender in its reasonable discretion, within one hundred twenty (120) days after the close of each Fiscal Year of Borrower;

(iv)an annual balance sheet and profit and loss statement of Borrower and Indemnitor, in a form approved by Lender in its reasonable discretion, prepared and certified by Borrower and Indemnitor as to the applicable statement, and, such statements, if required by Lender during the continuance of an Event of Default, shall be audited financial statements prepared and certified by an independent certified public accountant acceptable to Lender, within one hundred twenty (120) days after the close of each Fiscal Year of Borrower and Indemnitor, as applicable; and
(v)an annual operating and capital budget, including cash flow projections for the upcoming Fiscal Year, and all proposed capital replacements and improvements, on the earlier to occur of when it is created, or within one hundred twenty (120) days after the close of each Fiscal Year.
(b)Financial Information Upon Request. Upon written request from Lender, Borrower shall deliver the following:
(i)if filed, a copy of the federal tax return of Borrower and Indemnitor, within forty-five (45) days of being filed with the Internal Revenue Service;
(ii)an accounting of all security deposits held in connection with any of the Leases, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release from Borrower to obtain information regarding such accounts directly from such financial institutions;
(iii)such other financial or management information from Borrower and Indemnitor (including monthly or quarterly certified rent rolls meeting the requirements of Section 7.1(a)(i)) as may, from time to time, be required by Lender in its reasonable discretion and in form and substance satisfactory to Lender in its reasonable discretion;
(iv)Borrower's books and records regarding the Premises for examination, review, copying and audit by Lender or its auditors, at Lender's sole cost if no Event of Default exists, during normal business hours and convenient facilities for such examination review, copying and audit of Borrower's books and records of account;
(v)reserved;
(vi)a statement from Borrower and Indemnitor in a form approved by Lender in its reasonable discretion, certifying: (A) the names of all Upstream Owners that either own (directly or indirectly) twenty percent (20%) or more of the beneficial interest in Borrower or own a general partnership or managing membership interest in Borrower; and (B) that no Person has obtained any financing prohibited by the Loan Documents, signed and dated by Borrower; and

(vii)a statement confirming: (A) whether there has been any material adverse change in the financial condition of Borrower or any Indemnitor or in the rent roll for the Premises from the Financial Information or rent roll most recently submitted to Lender, except those changes to the rent roll that have been approved or deemed approved by Lender, or that do not require Lender's consent under the terms of the Loan Documents, and if any such material adverse change has occurred providing detailed information satisfactory to Lender in its reasonable discretion with respect thereto; (B) that no Borrower, Indemnitor or Principal has been the subject of any bankruptcy, reorganization, dissolution or insolvency proceeding; (C) that there does not exist any subordinate, mezzanine or other indebtedness prohibited by any Loan Document; (D) that there has not occurred any transfer, sale, pledge or encumbrance prohibited by any Loan Document, except as previously disclosed to Lender in writing and approved by Lender in writing; and (E) that there has not been a default in any material respect by Borrower or Indemnitor on any commercial indebtedness owing to Lender or to any other party.
(c)Failure to Deliver Financial Information. If Borrower fails to deliver to Lender any Financial Information required hereunder within fifteen (15) days following written notice from Lender to Borrower that Borrower has failed to timely deliver said Financial Information, Lender may, in its sole and absolute discretion, (i) declare such failure to be an Event of Default pursuant to Section 9.1(m), and/or (ii) charge Borrower (and Borrower shall pay to Lender) a fee equal to One Thousand and 00/100 Dollars ($1,000.00) (the "Financial Information Fee"), for each thirty (30) day period or portion thereof during which Borrower fails to timely deliver to Lender any such Financial Information.
ARTICLE 8.
CONVEYANCES, ENCUMBRANCES AND BORROWINGS
Section 8.1    Prohibition Against Conveyances, Encumbrances and Borrowing. Except with the prior written consent of Lender, and except as expressly permitted in Sections 8.2 and 8.3, neither Borrower nor any other Person shall (the events in (a) and (b), collectively, a "Conveyance") (a) sell, transfer, convey, assign, mortgage, encumber, pledge, hypothecate, grant a security interest in, grant options with respect to, or otherwise dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, including, without limitation, any Division, and whether or not for consideration or of record) all or any portion of any legal or beneficial interest in: (i) all or any portion of the Mortgaged Property including the Leases; or (ii) all or any ownership interest in Borrower or in any Upstream Owner, except that Conveyances of any publicly traded shares in any Upstream Owner shall be specifically permitted without the consent of Lender; or (b) take any action that would result in a change in Control of Borrower or Indemnitor. In furtherance of the foregoing, except for pledges in connection with a loan or line of credit in favor of the Trust that is secured by all or substantially all of the assets of the Trust (provided that enforcement of such pledge would not cause a violation of Section 8.2), subordinate liens (voluntary or involuntary) secured by any portion of the Mortgaged Property (including a PACE Lien), or any beneficial interest in the Mortgaged Property, and any mezzanine or any other financing, whether unsecured or secured by any ownership interest in Borrower or in any Upstream Owner, shall not be permitted, except with the prior written consent of Lender in each case. In addition, Borrower shall not incur or accept a PACE Loan, and shall not permit or suffer the existence of any PACE Lien on all or any portion of the Mortgaged Property, in either case without Lender's prior written consent thereto. Without limiting Lender's right to withhold its consent to any Conveyance, any Conveyance must not be to a tenancy in common or an OFAC Prohibited Person. All requests for Lender's consent under this Section 8.1 shall be on a form previously approved by Lender and shall be accompanied by the payment of Lender's standard processing fee for such transactions then in effect. Lender's consent to any of the foregoing actions, if given, may be conditioned upon a change in the interest rate, maturity date, amortization period or other terms under this Agreement, the payment of a transfer or encumbrance fee and/or any other requirements of Lender. Notwithstanding the foregoing, Lender shall not unreasonably withhold, delay or condition its consent to easements or access licenses (or amendments thereto), nor shall Lender require a change in the terms of the Loan in connection with a request for consent to easements or access licenses (or amendments thereto) so long as such easements or access licenses do not have an adverse impact on the use, operation or value of the Mortgaged Property. In addition to the standard processing fee and the transfer or encumbrance fee referred to in this Section 8.1, Borrower shall pay or reimburse Lender within five (5) days after demand for all reasonable out-of-pocket expenses (including reasonable out-of-pocket attorneys' fees, costs and expenses, title search costs, and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and documentation of any such transaction. The foregoing prohibitions are not intended to prevent Borrower from entering into Leases that are Acceptable Leases, are not intended to prevent Borrower from disposing of obsolete personal property or worn personal property that is replaced with new personal property of similar utility, or to prevent the individual Upstream Owners (other than any general partner or managing member of Borrower or any other Upstream Owner that is required to comply with the provisions of Section 6.12) from obtaining personal loans unrelated to Borrower or the Mortgaged Property and are also not intended to prevent Borrower from incurring reasonable and customary equipment leases, trade payables and unsecured operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Mortgaged Property in such amounts as are reasonable and customary under the circumstances that will be satisfied when due and payable, provided that such debt is not evidenced by a note and is paid when due and payable, subject to reasonable and customary rights to contest such obligations, and provided there is sufficient projected Net Operating Income at such time to do so.
Section 8.2    Permitted Transfers.
(a)Notwithstanding the prohibitions in Section 8.1, the direct or indirect assignment or transfer of limited partnership interests in RREEF Property Operating Partnership, LP shall be permitted without notice to Lender or the payment of any fee, provided that, after giving effect to such transfer, (i) the Trust continues to collectively both Control Borrower and own at least 51% of all direct and indirect interests in Borrower and the Mortgaged Property and (ii) there is no transfer of title to any Mortgaged Property. With respect to any transfer that will result in the transferee (together with any of its Affiliates) owning 20% or more of the direct or indirect interests in Borrower if they did not own 20% of the direct or indirect interest in Borrower prior to said transfer, Borrower shall provide Lender with 10 days prior notice of said transfer (together with any information that Lender reasonably requires) in order to permit Lender the ability to perform its “Know Your Customer” due diligence on said transferee (and if Lender concludes that said transferee is not a permitted transferee then such transfer shall not be a permitted transfer).

(b)Notwithstanding the prohibitions in Section 8.1 and without limiting Section 8.2(a) as it applies to transfers of limited partnership interests in RREEF Property Operating Partnership, LP, the direct or indirect assignment or transfer of the ownership interests in Borrower shall not require Lender's prior written consent, provided that each of the following conditions is satisfied:
(i)No monetary default or Event of Default exists;
(ii)There has been no transfer of title to the Mortgaged Property pursuant to Section 8.3;
(iii)After giving effect to such assignment or transfer, the Trust continues to both (1) own at least 51% of all legal and beneficial ownership interests in Borrower and (ii) Control Borrower;
(iv)The Trust remains the sole general partner of the sole member of Borrower;
(v)Any proposed transferee or assignee that will directly or indirectly own or hold more than 20% of all interests in Borrower is (or is owned by) an Institutional Investor;
(vi)Any proposed transferee or assignee is not a tenant in common and the proposed transfer will not result in a tenancy in common;
(vii)Any proposed transferee or assignee, or one of its principals, parent entity or another majority direct or indirect owner, is a Qualified Transferee;
(viii)Borrower has paid all of Lender's reasonable out-of-pocket costs and expenses;
(ix)Borrower has provided to Lender (together with the notice required below) an updated organizational chart depicting Borrower's ownership structure before and after such transfer or assignment, including percentage interests held by Borrower's direct and indirect owners; and
(x)Borrower has paid to Lender a non-refundable administrative processing fee of $10,000.
Borrower shall notify Lender in writing describing any transfer or assignment under clause (b) above describing the transaction in reasonable detail at least ten (10) days prior to any such transfer or assignment and must certify to Lender that each of the foregoing requirements has been satisfied.

Section 8.3    One-Time Permitted Transfer. Notwithstanding the prohibitions in Section 8.1, Lender will permit a one-time transfer of title to all but not part of the Mortgaged Property in an arms-length transaction to an independent third party, which benefit shall be personal to the original Borrower on the Closing Date, and shall not apply to any other successor, assignee or transferee of Borrower, and shall be null and void upon any transfer of title to the Mortgaged Property or any portion thereof or upon any direct or indirect transfer of any ownership interest in Borrower or in any Upstream Owner (except for transfers that are permitted pursuant to Section 8.2), upon satisfaction of the following terms and conditions:
(a)At least thirty (30) days prior to each such transfer, Borrower shall have provided Lender with written notice of the proposed transfer, together with a non-refundable administrative processing fee in the amount of $10,000 (the "Processing Fee"), along with the name(s), address(es) and, to the extent available, organizational documents of the proposed transferee and of the sponsor, principals, Affiliates and parent or other majority owners, as applicable, of the proposed transferee. Upon receipt by Lender, the Processing Fee shall be deemed earned by Lender, whether or not Borrower completes the proposed transfer and whether or not any proposed transfer is actually approved by Lender pursuant to this Section 8.3. A separate Processing Fee shall be required for each request for a transfer. Additionally, Borrower shall furnish to Lender along with such notice the following:
(i)Detailed and complete financial statements of the proposed transferee and of the principals, Affiliates and parent or other majority owners, as applicable, of the proposed transferee;
(ii)Information with respect to the business and business experience of the proposed transferee and its sponsors, principals, Affiliates and parent or other majority owners, as applicable, including their experience in the ownership and operation of properties similar to the Mortgaged Property and other commercial real estate;
(iii)Evidence that the Mortgaged Property, as of the proposed date of transfer of title and thereafter, will be managed by a management company and under a management agreement meeting the requirements of Section 5.2;
(iv)The terms and conditions of the proposed sale and a copy of the executed purchase and sale agreement (or provide the most recent draft and the final executed purchase and sale agreement as soon as it is available);
(v)An ownership structure chart depicting the proposed transferee and its sponsors, principals, Affiliates and any owners of a ten percent (10%) or greater interest in the proposed transferee, as applicable;
(vi)Evidence satisfactory to Lender in its reasonable discretion that either the proposed transferee or, if the proposed transferee is a special purpose entity, one of its direct or indirect sponsors, principals, parent or another majority owner is a Qualified Real Estate Investor; and

(vii)Such other information as Lender may reasonably request to permit Lender to determine the creditworthiness, experience and management abilities of the proposed transferee and/or its principals, Affiliates, parent or other majority owners, as applicable.
(b)No monetary default or Event of Default may be outstanding, either as of the date the notice is given to Lender under Section 8.3(a) above, or thereafter through the date of transfer of title to the Mortgaged Property.
(c)The proposed transferee may in no event be a tenant in common and in no event shall the Loan Documents permit a tenancy in common form of ownership of the Mortgaged Property.
(d)The proposed transferee shall expressly assume Borrower's obligations under the Loan and the Loan Documents arising from and after the date of such transfer in a writing which is reasonably satisfactory to Lender, subject to the recourse limitations and non-recourse exceptions in the Loan Documents.
(e)At the time of the assumption of the Loan, the proposed transferee shall furnish to Lender an environmental indemnification agreement satisfactory to Lender in its reasonable discretion (the "Transfer Indemnity") (which form may be different from any form executed by Borrower or Borrower's principals as a result of Lender's updating Lender's standard form of environmental indemnification agreement or as a result of specific environmental conditions at the Mortgaged Property), executed by the proposed transferee and one or more financially responsible Persons approved by Lender in its reasonable discretion that will become an Indemnitor as of the date of the transfer (each such Person, a "Transfer Indemnitor"). Lender shall release the existing Borrower from liability under the Environmental Indemnification Agreement as and to the same extent that the proposed transferee and each Transfer Indemnitor assume all obligations and liability under the Environmental Indemnification Agreement delivered by Borrower on the Closing Date.
(f)At the time of the assumption of the Loan, the proposed transferee shall furnish to Lender a recourse exceptions guaranty acceptable to Lender in its reasonable discretion (the "Transfer Guaranty"), executed by each Transfer Indemnitor.
(g)Borrower and the proposed transferee and the proposed guarantor or indemnitor and such other principals, Affiliates and parent or other majority owners, as applicable, as Lender shall reasonably require shall also deliver and, if applicable, execute (i) evidence of authority and entity existence, (ii) Uniform Commercial Code searches, (iii) Uniform Commercial Code financing statements, (iv) an endorsement to Lender's title insurance policy updating the effective date of said policy to the date of the transfer, showing the transferee as the owner of the Mortgaged Property, showing no additional title exceptions, except as shall be reasonably approved by Lender and otherwise reasonably acceptable to Lender, (v) opinions of counsel acceptable to Lender on such matters as Lender shall reasonably require, (vi) evidence of insurance as shall be required by the Loan Documents and Lender and (vii) such other documents as Lender shall require (in its reasonable discretion) in order to effectuate the transaction as contemplated by this Section 8.3.

(h)At the closing of any approved transfer, the proposed transferee shall deposit with Lender sufficient funds to pay when due all Impositions. In addition, Lender may require the proposed transferee to establish with Lender at the time of closing of any approved transfer a reserve for future tenant improvements, leasing commissions and/or capital improvements (but only to the extent such capital improvements are set forth in a current property condition report reasonably approved to Lender, which approval may, at Lender's option, be conditioned upon a peer review of such property condition report by a consultant acceptable to Lender conducted at Borrower's sole cost and expense). To the extent the Loan Documents require any other reserves or deposits the same shall be established by the proposed transferee prior to the date of closing of the proposed transfer. The foregoing requirement for deposits and reserves shall be required notwithstanding that any of the foregoing may have been waived by Lender with respect to Borrower either in the Application, the Loan Documents or in any side letter or agreement executed by Lender.
(i)At the closing of any approved transfer, Borrower or the transferee shall pay to Lender a fee in the amount of one percent (1.0%) of the then outstanding principal balance of the Loan in cash or certified funds in order to induce Lender to allow the proposed transferee to assume the obligations of Borrower under the Loan Documents and to release Borrower from liability thereunder for Borrower's obligations, acts and omissions arising from and after the date of transfer in accordance with these provisions, and Lender shall so release, in writing, Borrower from such liabilities, provided that, in no event shall Borrower be released from any liability for acts or omissions occurring prior to the date of transfer, including, without limitation, acts or omissions leading to environmental contamination, whether known or unknown.
(j)At the time of the transfer, the Debt Yield shall be not less than seven percent (7.0%) (the "Transfer Debt Yield Requirement"), based on financial statements for the Mortgaged Property reasonably satisfactory to Lender for the 12 months following the transfer.
(k)On the date of closing of the proposed transfer both (i) the Loan to Value Ratio shall be not more than fifty percent (50%) (the "Transfer LTV Requirement"); and (ii) the proposed transferee shall provide evidence acceptable to Lender that it has made a minimum fifty percent (50%) unencumbered cash equity investment in the Mortgaged Property.
(l)The proposed transfer shall not cause a violation or a breach of any federal, state or local law, statute, rule, regulation or order governing the Mortgaged Property, Borrower or the proposed transferee or any of its or their principals, parent, or other owners, including the Anti-Money Laundering Laws.
(m)The transferee shall have complied with all then current and customary "know your customer" requirements of the Lender Parties.
(n)Borrower or the proposed transferee shall pay all of Lender's actual reasonable costs and expenses incurred in connection with the proposed transfer of the Mortgaged Property whether or not the transfer actually occurs including, without limitation, reasonable attorneys' fees, recording and filing charges, title company charges and the cost of the endorsement to Lender's title insurance policy.

Borrower shall have the right, in connection with a proposed transfer under this Section 8.3, to make a partial prepayment of the Loan, so long as Borrower also pays any applicable Prepayment Fee or Closed Period Prepayment Fee, by an amount that would cause the Loan to satisfy the Transfer Debt Yield Requirement and the Transfer LTV Requirement. In the event of any such prepayment, the monthly Loan payment due hereunder shall be adjusted accordingly based upon the amount of principal prepaid and the interest rate in effect at the time of such prepayment. Lender will not review or process Borrower's request for approval of a proposed transfer of the Mortgaged Property until such time as Lender has received all of the items, including the Processing Fee, required to be delivered to Lender pursuant to this Section 8.3.
ARTICLE 9.
EVENTS OF DEFAULT
Section 9.1    Events of Default. Each of the following shall constitute an Event of Default under the Loan Documents (each, an "Event of Default"):
(a)Failure to pay (i) any monthly installment of principal or interest in accordance with Section 2.3 or any monthly reserve payment required under Section 5.3(c) within five (5) days following the date such amount is due, or (ii) the entire amount due under the Loan Documents by the Maturity Date;
(b)Except for the payments described in Sections 9.1(a) and 9.1(i), failure to pay any other amount due under the Loan Documents within ten (10) days following notice from Lender that such amount is due;
(c)Except as provided in Section 9.1(a), 9.1(b) and 9.1(d) to 9.1(y), inclusive, failure to perform or comply with any term, obligation, covenant or condition contained in this Agreement or any other Loan Documents, within thirty (30) days after the delivery of written notice ("Cure Notice") from Lender of such failure; provided that if such default is not reasonably capable of being cured (without taking into account financial capability) within such thirty (30) day period, such failure shall not constitute an Event of Default so long as Borrower commences the cure of such default within such thirty (30) day period, diligently prosecutes such cure to completion and completes such cure within ninety (90) days after delivery of the Cure Notice from Lender;
(d)The occurrence of an Event of Default, or default following any required notice to Borrower and following the expiration of any applicable grace or cure period, under any other Loan Document;
(e)The occurrence of an Event of Default, or default following any required notice to Borrower and following the expiration of any applicable grace or cure period, under any guaranty, indemnity or other instrument delivered to Lender in connection with the Loan;
(f)If any representation, warranty, certification or other statement made in any Loan Document, in any application for the Loan or in any statement or certificate at any time given to Lender in connection with the Loan shall prove to be untrue or misleading in any material respect at the time when made or given; provided, however, if (i) Borrower makes a good faith, unintentional misrepresentation in any Loan Document, (ii) there is no failure by Borrower to timely pay any sum of money when due under the Loan Documents, and (iii) the underlying facts or situation that rendered such representation inaccurate or untrue can be remedied to Lender's satisfaction within thirty (30) days following the earlier to occur of the discovery of such misrepresentation by Borrower or written notice from Lender to Borrower of such misrepresentation and Borrower actually remedies said underlying facts or situation so as to make the original representation in the Loan Document(s) true and correct on a going forward basis prior to the expiration of said thirty (30) day period and there are not remaining material adverse consequences to Lender, the Loan or the Mortgaged Property, then such misrepresentation shall not be deemed to be an Event of Default;
(g)If Lender fails to have a legal, valid, binding and enforceable first priority lien on the Mortgaged Property or any portion thereof;
(h)Failure to permit Lender or its agents to enter the Mortgaged Property or to access Borrower's books and records in accordance with the terms of the Loan Documents, such failure continuing for more than five (5) days after written notice from Lender to Borrower of such failure;
(i)Failure to pay any Imposition as and when due (except as expressly permitted in accordance with Section 5.3(b)), or to maintain insurance or apply insurance proceeds as required by this Agreement;
(j)Except as permitted in this Agreement, adjusting, compromising, settling or entering into any agreement with respect to insurance settlements and condemnation proceedings, without the prior written consent of Lender;
(k)Except as permitted in this Agreement: (i) a change in the use of any of the Premises or causing or permitting the use or occupancy of any part of the Premises to be discontinued if such change of use or discontinuance would violate any zoning or other law, ordinance or regulation; (ii) consent to any zoning reclassification, modification or restriction affecting any of the Premises; (iii) taking any steps whatsoever to convert any of the Premises, or any portion thereof, to a condominium, cooperative or tenancy in common form of ownership; or (iv) the alteration, demolition or removal of any of the Improvements, without the prior written consent of Lender;
(l)Failure to deliver to Lender copies of any material notices from governmental or regulatory authorities in accordance with the terms of the Loan Documents;
(m)Failure to deliver financial statements required by Article 7 following the written notice from Lender to Borrower and the expiration of the cure period described in Section 7.1(c) or the failure to deliver the estoppel certificates required by Section 6.9 within ten (10) Business Days after the delivery of written notice from Lender in addition to the time period provided for in Section 6.9;
(n)Violation of any of the terms, obligations, covenants or conditions set forth in Section 5.1(a) (Leasing), Section 5.1(b) (Leasing), Section 6.3 (Title), Section

6.12 (Special Purpose Entity Requirements), or Article 8 (Conveyances, Encumbrances and Borrowings);
(o)If a default or event of default shall occur under any permitted mortgage, encumbrance, lien or security agreement encumbering all or any portion of the Mortgaged Property which is subordinate or superior to the lien of the Mortgage and all notice and cure periods with respect to such default have expired, or if any party under any such instrument shall commence a foreclosure or other collection or enforcement action in connection therewith;
(p)Failure to obtain a management company, management agreement and/or leasing commissions agreement satisfactory to Lender within the sixty (60) day period set forth in Section 5.2;
(q)Failure of Borrower or Indemnitor to preserve and keep in full force and effect its existence, franchises, licenses, authorizations, registrations, permits and approvals required under the laws of the state of its formation and the State where the Premises are located and any franchises, licenses, authorizations, registrations, permits and approvals required or necessary to operate its business;
(r)If Borrower or Indemnitor consents to the filing of, or commences or consents to the commencement of, any Bankruptcy Proceeding with respect to any Borrower or any Indemnitor;
(s)If any Bankruptcy Proceeding shall have been filed against Borrower or Indemnitor and the same is not withdrawn, dismissed, canceled or terminated within ninety (90) days of such filing;
(t)If any Borrower or Indemnitor is adjudicated bankrupt or insolvent or a petition for reorganization of any Borrower or any Indemnitor is granted;
(u)If a receiver, liquidator or trustee of Borrower or Indemnitor, or of any of the properties of any Borrower, any Indemnitor shall be appointed;
(v)If Borrower or Indemnitor shall make an assignment for the benefit of its creditors or shall admit in writing the inability to pay its debts generally as they become due; or
(w)Except as otherwise permitted herein, the death or incapacity of any Indemnitor or if Borrower or any Indemnitor shall institute or cause to be instituted any proceeding for the termination or dissolution of Borrower or Indemnitor.

ARTICLE 10.
REMEDIES
Section 10.1    Remedies. Upon the occurrence of any Event of Default, Lender may (a) declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the obligation, if any, of Lender to advance amounts hereunder and (c) exercise all rights and remedies therefor under this Agreement, the Mortgage and the other Loan Documents and otherwise available at law or in equity.
Section 10.2    Lender's Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make Advances to make such payment or perform such act, and shall have the right to enter upon the Premises for such purpose and to take all such action thereon and with respect to the Mortgaged Property as it may deem necessary or appropriate. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an Advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Lender harmless from and against, and be responsible for, any and all actual out-of-pocket losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable out-of-pocket attorneys' fees, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 10.2, including those arising from the joint, concurrent, or comparative negligence of Lender, except as a result of Lender's gross negligence or willful misconduct. In no event shall Borrower be responsible for any unforeseeable consequential, punitive, exemplary, special or treble damages unless such consequential, punitive, exemplary, special or treble damages are incurred by Lender by claims brought by third parties.
Section 10.3    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Mortgaged Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Mortgaged Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Mortgaged Property in preference to every other claimant whatsoever. Borrower agrees that the actions, sales, proceedings and foreclosure described herein or in any of the other Loan Documents may be commenced in any order determined by Lender.

Section 10.4    Advances. Lender shall have the right (but not the obligation) to make Advances and obtain reimbursement for any and all Advances to satisfy any of Borrower's obligations under this Agreement that Borrower fails to timely satisfy, which Advances shall constitute additions to the Loan. Lender may make an Advance in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. All Advances shall bear interest at the Default Rate from the date that each such Advance or expense is made or incurred to the date of repayment. Borrower shall pay or reimburse Lender within five (5) Business Days after written demand for any and all Advances made pursuant to this Agreement, including for all interest thereon and for all costs and expenses (including reasonable out-of-pocket attorneys' and appraisers' and receivers' fees, costs and expenses and the expenses and reasonable fees of any similar official) related or incidental to the collection of the Indebtedness, any foreclosure of the Mortgage or any other Loan Document, any enforcement, compromise or settlement of any Loan Document or the Indebtedness in any judicial, arbitration, administrative, probate, appellate, bankruptcy, insolvency or receivership proceeding, as well as in any post-judgment proceeding to collect or enforce any judgment or order relating to the Indebtedness or any Loan Document, as well as any defense or assertion of the rights or claims of Lender in respect of any thereof, by litigation or otherwise. All Advances made and any reasonable expenses incurred at any time by Lender pursuant to the provisions of the Loan Documents or under applicable law shall be secured by the Mortgage as part of the Indebtedness, with equal rank and priority.
Section 10.5    Participation In Proceedings. Lender may, after written notice to Borrower: (a) appear in and defend any action or proceeding, in the name and on behalf of either Lender or Borrower, in which Lender is named or which Lender determines may adversely affect the Mortgaged Property, the Mortgage, the Lien thereof or any other Loan Document; and (b) institute any action or proceeding which Lender determines should be instituted to protect its interest in the Mortgaged Property or its rights under the Loan Documents, including foreclosure proceedings.
ARTICLE 11.
LIMITATIONS ON LIABILITY
Section 11.1    Limitation on Liability.
(a)Subject to the provisions of this Section 11.1, in any action or proceedings brought on any Loan Document in which a money judgment is sought, Lender will look solely to the Mortgaged Property and other property described in the Loan Documents (including the Property Income and any other rents and profits from such property) for payment of the Indebtedness and, specifically and without limitation, Lender agrees to waive any right to seek or obtain a deficiency judgment against Borrower.
(b)The provisions of Section 11.1(a) shall not:
(i)constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document;
(ii)be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Federal Bankruptcy Code to file a claim for the full amount of the Indebtedness evidenced by this Agreement and the Note and secured by the Mortgage or to require that all of the Mortgaged Property shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents;
(iii)impair the right of Lender to name Borrower or Indemnitor as a party or parties' defendant in any action or suit for judicial foreclosure and sale under the Mortgage;
(iv)affect the validity or enforceability of, or limit recovery under, any indemnity (including the Environmental Indemnification Agreement), guaranty, master or other lease or similar instrument made in connection with the Loan Documents;
(v)impair the right of Lender to obtain the appointment of a receiver; or
(vi)impair Lender's rights and remedies under this Agreement, the Mortgage or any separate assignment of leases and rents regarding the assignment of Leases and Property Income to Lender.
(c)Notwithstanding any provisions of Section 11.1(a), Borrower and Indemnitor shall be personally liable to Lender and Lender shall have full recourse to Borrower and Indemnitor in connection with the Loan to the extent provided below in connection with the following:
(i)Fraud or intentional material misrepresentation by Borrower or any Indemnitor in connection with the Application, the Loan Documents or the making of the Loan – Recourse liability for the entire Indebtedness;
(ii)Unintentional material misrepresentation by Borrower or any Indemnitor in connection with the Application, the Loan Documents or the making of the Loan – Recourse liability for any Losses incurred by Lender in connection with such unintentional material misrepresentation;
(iii)Insurance and/or condemnation Proceeds received by or on behalf of Borrower but not paid over to Lender or applied in accordance with the terms of the Loan Documents – Recourse liability for any such proceeds which are neither paid over to Lender, nor applied in accordance with the terms of Article 3;
(iv)Failure to apply any security deposits, advances or prepaid rents, cancellation or termination payments and other sums received by Borrower or any other Person in connection with the operation of the Mortgaged Property in accordance with the terms of the Loan Documents, or misappropriation of any of the aforementioned sums received by Borrower or any such other Person – Recourse liability for the amount of any such sums not applied in accordance with the terms of the Loan Documents or not paid over to Lender;
(v)Removal of any non-obsolete Equipment from the Mortgaged Property by or on behalf of Borrower or its Affiliates which is not replaced with Equipment of equal or greater utility– Recourse liability for the replacement value of any Equipment which is so removed and not so replaced;
(vi)Any act of arson, malicious destruction or physical waste affecting any of the Mortgaged Property by any individual owning or employed by Borrower, any Indemnitor, any Principal, or any general partner or managing member of Borrower; provided, however, waste shall not be deemed to have occurred to the extent Borrower fails to pay maintenance and/or operating expenses solely as a result of an insufficiency of cash flow from the Mortgaged Property to pay such expenses – Recourse liability for any Losses incurred by Lender arising out of or related to each such act;
(vii)Any failure to apply any income or proceeds of the Mortgaged Property to any obligations under the Loan Documents for capital improvements and operating expenses of the Premises (including any deposits or reserves required by a Loan Document) – Recourse liability to the extent of any such income or proceeds which are not applied as aforesaid; provided that Lender shall not have the right to recover distributions made in good faith to any Upstream Owner (after determining the sufficiency of revenues to cover any such payments) more than one hundred eighty (180) days prior to a default occurring under any Loan Document;
(viii)Filing by (A) any Borrower, (B) any Indemnitor, or (C) any general partner or (D) any managing member of Borrower, if any, of a voluntary bankruptcy or insolvency proceeding, or the filing against any of (A), (B), (C) or (D), or against any of the Mortgaged Property, of an involuntary bankruptcy or insolvency proceeding by a party other than Lender Parties with respect to which proceeding Borrower, any Indemnitor or any Affiliate of any Borrower or any Indemnitor has acted in concert with, solicited or caused to be solicited, petitioning creditors, or has colluded or conspired with any party to cause the filing thereof (a "Collusive Insolvency") – Recourse liability for the entire Indebtedness;
(ix)In connection with any involuntary insolvency proceeding filed against (A) any Borrower, (B) any Indemnitor, (C) any general partner or (D) any managing member of Borrower, if any, other than a Collusive Insolvency, if Borrower or any Affiliate of Indemnitor, (1) opposes, or joins any opposition to, any motion by Lender for relief from the automatic stay of Section 362 of the Federal Bankruptcy Code or any motion to dismiss such insolvency proceeding or seeks to reinstate the automatic stay in such insolvency proceeding, or (2) in such insolvency proceeding, (a) challenges the liens or claims of Lender, or brings any action to avoid the liens or claims of Lender as a preference or a fraudulent transfer, or pursuant to any similar law or principle at equity, (b) brings or joins in a motion for use, sale (other than a sale that repays the Loan, including all related fees, costs, expenses and any applicable prepayment premiums, in full) or lease of any of the Mortgaged Property without the consent of Lender, other than in the ordinary course, or (c) files, joins in or consents to any plan of reorganization or relief of any Borrower that impairs Lender's claims and/or interests in any of the Mortgaged Property that was not consented to by Lender – Recourse liability for the entire Indebtedness;

(x)Failure of Borrower to (i) timely maintain, or pay when due and payable the premiums for, any insurance required to be maintained under Article 3 of this Agreement or (ii) pay when due and payable any real estate taxes imposed against the Mortgaged Property; provided that in each case under clauses (i) and (ii) above Borrower shall not be liable to the extent (and only to the extent) (1) funds to pay such amounts were available in any impound or escrow for taxes or insurance (as applicable) and Lender failed to pay same, or (2) the Mortgaged Property was not generating enough revenue to pay such amounts and Borrower provided Lender with no less than thirty (30) days prior written notice that the income at the Mortgaged Property is insufficient to pay such amounts (together with evidence demonstrating such insufficiency) – Recourse liability for any Losses incurred by Lender in connection with any such failure;
(xi)Violation of the restrictions on Conveyances set forth in Section 8.1 – Recourse liability for the entire Indebtedness;
(xii)Violation of the restrictions on subordinate, mezzanine and other financing as described in the Loan Documents – Recourse liability for the entire Indebtedness; and
(xiii)Violation of the SPE Requirements – Recourse liability for any Losses incurred by Lender relating to such violation of such SPE Requirements.
ARTICLE 12.
MISCELLANEOUS
Section 12.1    Notices.
(a)All notices, consents, approvals and requests required or permitted under any Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by: (i) certified or registered United States mail, postage prepaid, return receipt requested; or (ii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery; addressed in either case as follows:
If to Lender, at the following address:
Massachusetts Mutual Life Insurance Company
c/o Barings
One Financial Plaza
Hartford, Connecticut 06103
Attention:    Real Estate Loan Servicing
Loan No. 214131

With a copy to:
Massachusetts Mutual Life Insurance Company
c/o Barings
One Financial Plaza
Hartford, Connecticut 06103
Attention:    Legal Department
Loan No. 214131
And to:
NewPoint Real Estate Capital LLC
5800 Tennyson Parkway, Suite 200
Plano, Texas 75024
Attention:    Loan Administration
Loan No. 214131
If to Borrower, at the following address:
RPT The Glenn, LLC
c/o RREEF America LLC
222 S. Riverside Plaza, Floor 34
Chicago, Illinois 60606
Attention:    Anne-Marie Vandenberg
With a copy to:
Mayer Brown LLP
71 S. Wacker Drive
Chicago, Illinois 60606
Attention:    Brian Davis/Ahmad S. Nofal, Esq.
or to such other address and person as shall be designated from time to time by Lender or Borrower, as the case may be, in a written notice to the other party in the manner provided for in this Section 12.1. A notice shall be deemed to have been given: in the case of hand delivery, at the time of actual delivery; in the case of registered or certified mail, three (3) Business Days after deposit in the United States mail; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day. A party receiving a notice that does not comply with the technical requirements for notice under this Section 12.1 may elect to waive any deficiencies and treat the notice as having been properly given.
(b)Borrower acknowledges that Lender may elect to correspond or transmit information concerning the Loan or Borrower to Borrower, the Principals, Indemnitor, investors and other third parties via email or the internet. Such transmissions shall be for the convenience of the parties hereto and shall not replace or supplement the required methods of delivering notices provided for above. In addition, Borrower acknowledges that such information may be transmitted via the internet or by email and with or without any algorithm enhanced security software and Borrower waives any right to privacy in connection therewith.

Section 12.2    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
Section 12.3    Successors and Assigns. This Agreement shall be binding upon Borrower's successors and assigns and shall inure to the benefit of Lender, the Lender Parties and their respective successors and assigns.
Section 12.4    Joint and Several Liability. If more than one party is executing this Agreement as a Borrower, then each party that executes this Agreement shall be jointly and severally responsible for any and all obligations of any Borrower hereunder.
Section 12.5    Captions. The captions of the sections of this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be deemed to modify, explain, enlarge or restrict any of the provisions hereof.
Section 12.6    Further Assurances. Borrower shall do, execute, acknowledge and deliver, at Borrower's sole cost and expense, such further acts, instruments or documentation, including additional title insurance policies or endorsements, and title reinsurance, as Lender may (in its reasonable discretion) require from time to time to better assure, transfer and confirm unto Lender the rights now or hereafter intended to be granted to Lender under any Loan Document.
Section 12.7    Severability. All rights, powers and remedies provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent (but only to the extent) necessary so that they will not render this Agreement invalid or unenforceable. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remaining terms, covenants, conditions and provisions of this Agreement, or the application of such term, covenant, condition or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Agreement shall be modified and/or limited to the extent necessary to render the same valid and enforceable to the fullest extent permitted by law.
Section 12.8    Borrower's Obligations Absolute. All sums payable by Borrower hereunder shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of Borrower hereunder shall in no way be released, discharged, or otherwise affected (except as expressly provided herein) by reason of: (a) any damage to or destruction of or any condemnation or similar taking of the Premises or any portion thereof; (b) any restriction or prevention of or interference with any use of the Premises or any portion thereof; (c) any title defect or encumbrance or any eviction from the Premises or any portion thereof by title paramount or otherwise; (d) any Bankruptcy Proceeding relating to Borrower, any Principal, any Indemnitor or any general partner, manager or managing member of Borrower, or any action taken with respect to any Loan Document by any trustee or receiver of Borrower, any Principal, any Indemnitor or any general partner, manager or managing member of Borrower, or by any court, in any such proceeding; (e) any claim which Borrower has or might have against Lender; (f) any default or failure on the part of Lender to perform or comply with any of the terms hereof or of any other agreement with Borrower; or (g) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not

Borrower shall have notice or knowledge of any of the foregoing. Except as expressly provided herein, Borrower waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution or reduction of any sum secured hereby and payable by Borrower.
Section 12.9    Amendments; Consents. This Agreement cannot be altered, amended, modified or discharged orally and no executory agreement shall be effective to modify or discharge it in whole or in part, unless in writing and signed by the party against which enforcement is sought. No consent or approval required under any Loan Document shall be binding unless in writing and signed by the party sought to be bound.
Section 12.10    Other Loan Documents and Exhibits. All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Documents, and each of them, which are to be kept and performed by Borrower are hereby made a part of this Agreement to the same extent and with the same force and effect as if they were fully set forth in this Agreement, and Borrower shall keep and perform the same, or cause them to be kept and performed, strictly in accordance with their respective terms. The Cover Sheet and each exhibit, schedule and rider attached to this Agreement are integral parts of this Agreement and are incorporated herein by this reference. In the event of any conflict between the provisions of any such exhibit, schedule or rider and the remainder of this Agreement, the provisions of such exhibit, schedule or rider shall prevail.
Section 12.11    Merger. So long as any Indebtedness shall remain unpaid, fee title to and any other estate in the Mortgaged Property shall not merge, but shall be kept separate and distinct, notwithstanding the union of such estates in any Person.
Section 12.12    Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrower under every Loan Document.
Section 12.13    Transfer of Loan. Lender may, at any time, sell, transfer or assign the Loan Documents or any portion thereof, and any or all servicing rights with respect thereto (collectively, a "Transfer"), or grant participations therein (a "Participation") or issue mortgage pass-through certificates or other securities (the "Securities") evidencing a beneficial interest in a rated or unrated public offering or private placement (a "Securitization"); provided, however, such Transfer, Participation or Securitization shall not increase the obligations of Borrower or any Indemnitor (other than administrative or ministerial burdens). In the case of a Transfer, the transferee shall have, to the extent of such Transfer, the rights, benefits and obligations of "Lender" under the Loan Documents. Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor in such Transfer, Participation or Securitization or any Rating Agency rating such Securitization (collectively, the "Investor") and each prospective Investor or any agency maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Loan, the Mortgaged Property, Borrower, any Principal, and any Indemnitor, whether provided by Borrower, any Indemnitor, or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under applicable state or federal law to prohibit disclosure, including any right of privacy. Further Borrower acknowledges that such information may be transmitted via the internet or by email. Lender will notify Borrower in writing of any Transfer of the Loan that results in Lender or its affiliates not retaining any ownership or servicing interest in the Loan.

Section 12.14    Cooperation. Borrower shall, and shall cause each Principal and Indemnitor to, cooperate with Lender in connection with servicing the Loan and any Transfer, Participation, Securitization or any other financing created or obtained in connection with the loan, including:
(a)Estoppel Certificates. Borrower, within ten (10) Business Days following a request by Lender, not to exceed two requests per calendar year, shall provide Lender or any proposed assignee with an estoppel certificate containing the information set forth in Section 6.9 and such other information that Lender shall request in its reasonable discretion, duly acknowledged and certified;
(b)Bifurcation of Note. The Note and the Mortgage may, at any time until the same shall be fully paid and satisfied, at the sole election of Lender, be split or divided into two or more notes and two or more security instruments, each of which shall cover all or a portion of the Mortgaged Property to be more particularly described therein. To that end, Borrower, upon written request of Lender, shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered by any Indemnitor or the then owner of any of the Mortgaged Property, to Lender and/or its designee or designees substitute notes and security instruments in such principal amounts, aggregating not more than the then unpaid principal amount of Indebtedness, and containing terms, provisions and clauses substantially similar to those contained herein and in the Note, which, in the aggregate, will have economic terms substantially consistent with the Loan, and such other documents and instruments as may be required by Lender, which have no material adverse effect on Borrower and which do not increase the obligations of Borrower in any non-administrative or non de minimus way. Lender shall reimburse Borrower for its reasonable out-of-pocket costs and expenses incurred in connection with any such Transfer, Participation or Securitization; and
(c)Transfer of Funds. In the event of a Securitization, all funds held by Lender in connection with the Loan may be deposited in eligible accounts at eligible institutions as then defined and required by any Rating Agency. Borrower and Indemnitor may be required to execute additional documents in connection with any such Transfer, Participation, Securitization or financing, including a new note or notes, which have no material adverse effect on Borrower. Borrower shall not be required to incur any out-of-pocket costs in connection with such compliance.
(d)Use of Provided Information. Lender agrees to keep confidential all Provided Information provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any current or future loan participant or purchaser of the Loan or an interest therein provided that any such participant or loan purchaser has or shall either (A) enter into a confidentiality agreement agreeing to keep such Provided Information confidential and use such information solely in connection with its ownership interest or potential ownership interest in the Loan or (B) enter into an investment management agreement or other blanket agreement with Lender or Barings containing confidentiality provisions, (ii) to its employees, officers, directors, agents, attorneys, rating agencies, accountants and other professional advisors or those of any of its Affiliates who are advised of the obligations set forth in this Section 12.14(d), (iii) upon the request or demand of any governmental authority or as may otherwise be required pursuant to any law or court order, (iv) if required to do so in connection with any litigation or similar proceeding, (v) that has been publicly disclosed, or (vi) in connection with the exercise of any remedy hereunder or under any other Loan Document.
Section 12.15    Register. Lender shall cause to be kept a register (the "Register") for the registration of ownership and transfer or assignment of the Note or any substitute note or notes secured by the Mortgage. The names and addresses of the registered owners of such notes, the transfers or assignment of such notes and the names and addresses of the transferees of such notes will be registered in the Register under such reasonable regulations as Lender may prescribe. Borrower and Lender shall deem and treat the registered owner of any note as shown in the Register as the absolute owner thereof for all purposes, and neither Borrower nor Lender shall be affected by any notice to the contrary and payment of the principal of, interest on, and Prepayment Premium or Closed Period Prepayment Premium, as applicable, if any, due on or with respect to the related note shall be made only to or upon the order of such registered owner. All such payments so made shall be valid and effective to satisfy and discharge the liability of Borrower upon such notes to the extent of the sums so paid. Upon reasonable request from time to time, Lender shall permit Borrower to examine the Register.
Section 12.16    Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited, without any Prepayment Premium or Closed Period Prepayment Premium, as applicable, to the outstanding principal of the Loan; and (b) if the Maturity Date is accelerated by reason of an election by Lender in accordance with the terms hereof, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, pro-rated, allocated and spread from the date of advance until payment in full thereof so that the actual rate of interest is uniform through the term hereof. If such amortization, pro-ration, allocation and spreading is not permitted under applicable law, then such excess interest shall be cancelled automatically on the Note as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited, without any Prepayment Premium or Closed Period Prepayment Premium, as applicable, to the outstanding principal of the Loan. The terms and provisions of this Section 12.16 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State as set forth in Section 12.19, except that if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 12.17    Survival. All of the representations, warranties, covenants, and indemnities of Borrower hereunder (other than relating to environmental matters which are instead addressed in the Environmental Indemnification Agreement) shall survive (a) until full and final repayment of the entire Indebtedness (including satisfaction of any outstanding obligations under the Transfer Guaranty), (b) the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Mortgaged Property to any party, and (c) any assignment by Lender of any interest in the Loan hereunder in accordance with the terms of this Agreement, the making of such assignment, notwithstanding that after giving effect to such assignment Lender may cease to be a "Lender" hereunder.
Section 12.18    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY HAS NOT MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. BORROWER FURTHER ACKNOWLEDGES THAT BORROWER HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT BY INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER AND THAT BORROWER HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
Section 12.19    Governing Law. In all respects, including matters of construction and performance of this Agreement and the obligations arising hereunder, this Agreement shall be governed by, and construed in accordance with, the laws of the State in which the Premises are located applicable to contracts and obligations made and performed in such State and any applicable laws of the United States of America. Interpretation and construction of this Agreement shall be according to the contents hereof and without presumption or standard of construction in favor of or against Borrower or Lender.

Section 12.20    Consent to Jurisdiction and Venue. Borrower hereby submits to personal jurisdiction in the State in which the Premises are located for the enforcement of the provisions of this Agreement and irrevocably waives any and all rights to object to such jurisdiction for the purposes of litigation to enforce any provision of this Agreement. Borrower hereby consents to the jurisdiction of and agrees that any action, suit or proceeding to enforce this Agreement may be brought in any state or federal court in the state in which the Premises are located. Borrower hereby irrevocably waives any objection that it may have to the laying of the venue of any such actions, suit, or proceeding in any such court and hereby further irrevocably waives any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.
Section 12.21    Agent for Service of Process. Borrower hereby designates and appoints CT Corporation System, having an address of 7700 E Arapahoe Rd. Ste 220, Centennial, CO 80112-1268, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court and agrees that service of process upon said agent at said address and written notice of said service mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower, in any such suit, action or proceeding in connection with this Agreement. Borrower (a) shall give prompt notice to Lender of any change of address of its authorized agent hereunder, (b) may at any time and from time to time designate a substitute authorized agent with an office in the State where the Premises are located (which substitute agent and office shall be designated as the person and address for service of process), and (c) shall promptly designate such a substitute if its authorized agent ceases to have an office in the State where the Premises are located or is dissolved without leaving a successor.
Section 12.22    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
Section 12.23    Pledge and Grant of Security Interest. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited with Lender from time to time as additional security for the payment of the Loan, but subject to the rights of tenants with respect to any tenant security deposits under Leases. Borrower shall not further pledge, assign or grant any security interest in any monies on deposit therein from time to time or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements (except those naming Lender as the secured party) to be filed with respect thereto. Upon the occurrence of an Event of Default, Lender may apply any such sums then deposited with Lender to the payment of the charges for which such funds have been deposited or to the payment of the Loan or any other charges affecting the security of the Loan, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender. Until expended or applied as above provided, such funds shall constitute additional security for the Loan.

Section 12.24    Costs. Borrower shall pay all reasonable Costs incurred by Lender in connection with the documentation, modification, workout, collection or enforcement of the Loan or any of the Loan Documents (as applicable), including probate, appellate and bankruptcy proceedings, any post-judgment proceedings to collect or enforce any judgment or order relating to the Loan or any of the Loan Documents (as applicable), and all such Costs shall be included as additional Indebtedness bearing interest from the date incurred at the Default Rate set forth herein until paid. In any action to foreclose the lien hereof or otherwise enforce Lender's rights and remedies hereunder, there shall be allowed and included as additional Indebtedness all Costs which may be paid or incurred by or on behalf of Lender. For the purposes hereof "Costs" means all actual, out-of-pocket expenditures and expenses which may be paid or incurred by or on behalf of Lender including repair costs, payments to remove or protect against liens, reasonable attorneys' fees (including fees of Lender's inside counsel), receivers' fees, appraisers' fees, engineers' fees, accountants' fees, independent consultants' fees (including environmental consultants), all costs and expenses incurred in connection with any of the foregoing, Lender's actual out-of-pocket costs and expenses related to any audit or inspection of the Mortgaged Property, outlays for documentary and expert evidence, stenographers' charges, stamp taxes, publication costs, and costs (which may be estimates as to items to be expended after entry of an order or judgment) for procuring all such abstracts of title, title searches and examination, title insurance policies, and similar data and assurances with respect to title as Lender may (in its reasonable discretion) deem necessary either to prosecute any action or to evidence to bidders at any sale of the partnership interests in Borrower the true condition of the title to, or the value of, the Mortgaged Property. Further, all "Costs" shall include such other actual out-of-pocket costs, expenses and fees as may be incurred by Lender in the protection of the Mortgaged Property and the maintenance of the lien of the Mortgage, including, attorneys' fees, expenses and costs in any litigation or proceeding affecting this Agreement, the Mortgage, the Note, the other Loan Documents, the Mortgaged Property or the personal property, including probate, appellate, and bankruptcy proceedings, and any post-judgment proceedings to collect or enforce any judgment or order relating to this Agreement or the other Loan Documents, to obtain any court order or the appointment of a receiver to enforce Lender's rights or in preparation for the commencement or defense of any action or proceeding, shall be immediately due and payable to Lender, with interest thereon from the date incurred at the Default Rate, and shall be secured by the Mortgage. This provision is separate and several, and shall survive the merger of this provision into any judgment.
Section 12.25    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
ARTICLE 13.
THE ADMINISTRATIVE AGENT
Section 13.1    Appointment, Powers and Immunities. At all times when there is a lender other than (including in addition to) Lender under this Agreement, the Lenders shall be deemed to appoint and authorize the Administrative Agent to act for all purposes as their agent under the Loan Documents. The provisions of this Article 13 shall not apply at any time when the Administrative Agent is the sole Lender.
Section 13.2    Reliance by Borrower on Administrative Agent. At all times when there is more than one Lender, (a) Borrower (i) is entitled to rely on the Administrative Agent for any waiver, amendment, approval or consent given by "Lender" under the Loan Documents, (ii) shall adhere only to waivers, amendments, approvals or consents given by Administrative Agent, on behalf of "Lender" under the Loan Documents, and (iii) shall make all payments under the Notes and the other Loan Documents to Administrative Agent, as set forth herein; (b) Administrative Agent shall, on behalf of all of the Lenders, be permitted to take all actions, including exercising all remedies, permitted to be taken by "Lender" under the Loan Documents (either by law or pursuant to the terms of the Loan Documents); and (c) all legal action taken respecting the Loan Documents shall be taken by the Administrative Agent on behalf of the Lenders, and all default notices under the Loan Documents will be provided by the Administrative Agent. Unless and until the Lenders notify Borrower otherwise, the Administrative Agent is Barings LLC. The use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Notwithstanding anything to the contrary contained in the Notes, unless otherwise directed by Administrative Agent in writing, all payments under the Loan Documents shall be made by Borrower to the Administrative Agent in accordance with the provisions of Section 2.7(a).
Section 13.3    Rights as a Lender. If the Administrative Agent is also a Lender hereunder it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.
[Remainder of Page Intentionally Left Blank;
Signature Pages Follow]

IN WITNESS WHEREOF, Lender and Borrower have executed and delivered this Agreement as of the date first written above.
LENDER:
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation
By:    Barings LLC, a Delaware limited liability company, its Investment Adviser

By:    /s/ Nicole T.H. Pecoulas
Name:    Nicole T.H. Pecoulas
Its:    Managing Director
[Signatures Continue on the Following Page]

BORROWER:
RPT THE GLENN, LLC, a Delaware limited liability company
By: /s/ Kristin Strange
Name: Kristin Strange
Its: Authorized Signatory
By: /s/ Anne-Marie Vandenberg
Name: Anne-Marie Vandenberg
Its: Authorized Signatory
[End of Signatures]

EXHIBIT A
LEGAL DESCRIPTION OF PREMISES
Parcel A:
Lot 1, Block 2;
Tract A;
Panorama Office Park II Filing No. 3, recorded June 20, 2016 under Reception No. D6064646, County of Arapahoe, State of Colorado.
Parcel B:
Non-exclusive easements for vehicular and pedestrian ingress and egress, and for use of shared parking spaces, as set forth and granted in Reciprocal Access and Parking Easement Agreement recorded June 20, 2016 at Reception No. D6064648.

Lot 1, Block 2, 2075-34-2-46-001
Tract A, 2075-34-2-46-004

9300 East Mineral Avenue, Centennial, Colorado

Exhibit A-1

EXHIBIT B
LIST OF OPERATING AGREEMENTS

1.Management Agreement.

2.Amended and Restated Declaration of Covenants, Conditions and Restrictions for The Jones District recorded June 20, 2016 under Reception No. D6064645 in Arapahoe County, Colorado, as supplemented by that certain Supplementary Declaration of Covenants, Conditions and Restrictions for The Jones District recorded January 17, 2017 at Reception No. D7005867 in Arapahoe County, Colorado, as assigned pursuant to that certain Assignment of Declarant’s Rights recorded October 10, 2018 at Reception No. D8100137 in Arapahoe County, Colorado.

3.Reciprocal Access and Parking Easement Agreement recorded June 20, 2016 at Reception No. D6064648, County of Arapahoe, State of Colorado.
Exhibit B-1

EXHIBIT C
LIST OF EASEMENT AGREEMENTS

1.Reciprocal Access and Parking Easement Agreement recorded June 20, 2016 at Reception No. D6064648, County of Arapahoe, State of Colorado.
Exhibit C-1